Exhibit 10.41

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ROIVANT SCIENCES LTD. (THE “COMPANY”) HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

SECOND AMENDMENT TO FUNDING AGREEMENT

This Second Amendment to Funding Agreement (this “Amendment”) is made as of May 24, 2024, by and among DERMAVANT SCIENCES GMBH, a company organized under the laws of Switzerland (“Dermavant”), DERMAVANT SCIENCES LTD., an exempted company organized under the laws of Bermuda, solely with respect to Section 8.7 and ARTICLE XI of the Funding Agreement (as defined below) (“Dermavant Parent” and, with Dermavant, the “Dermavant Parties”), and NOVAQUEST CO-INVESTMENT FUND VIII, L.P., a limited partnership organized under the laws of Delaware (“NovaQuest”).

WHEREAS, Dermavant and NovaQuest previously entered into that certain Funding Agreement, dated as of July 10, 2018 (including the exhibits and other attachments thereto, and as amended by (i) the First Amendment to Funding Agreement, dated as of October 11, 2018, (ii) the Amendment to Funding Agreement, dated as of March 28, 2024, (iii) the Amendment to Funding Agreement, dated as of April 12, 2024, (iv) the Amendment to Funding Agreement, dated as April 29, 2024, (v) the Amendment to Funding Agreement, dated as of May 6, 2024, (vi) the Amendment to Funding Agreement, dated as of May 13, 2024, (vii) the Amendment to Funding Agreement, dated as of May 20, 2024 and (viii) the Amendment to Funding Agreement, dated as of May 23, 2024, the “Existing Funding Agreement”, and as amended by this Amendment, the “Funding Agreement”);

WHEREAS, Dermavant has requested, and NovaQuest has agreed, to make certain modifications to the terms of the Existing Funding Agreement as set forth in this Amendment, including joining Dermavant Parent and Parent as parties to the Funding Agreement;

WHEREAS, concurrently with the execution of this Amendment, Dermavant is entering into (i) that certain First Amendment to Revenue Interest Purchase and Sale Agreement, dated as of the date hereof, by and among Dermavant, Dermavant Parent, the purchasers party to the Revenue Interest Purchase and Sale Agreement and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank, National Association in its capacity as collateral agent (the “Amendment to RIPSA”) and (ii) that certain First Amendment to Credit Agreement, dated as of the date hereof, by and among Dermavant, Dermavant Parent, Dermavant Sciences Irl, Limited, Dermavant Holdings Limited, the guarantors party thereto, XYQ Luxco S.à.r.l. and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank, National Association in its capacity as collateral agent (the “Amendment to Credit Agreement”);

WHEREAS, in consideration for NovaQuest’s entry into this Amendment, and as a condition precedent thereto, Dermavant Parent has agreed to issue to NovaQuest 73,417,622.00 common shares of Dermavant Parent in the aggregate (subject to the anti-dilution protections entered into therewith) (such shares, the “Funding Agreement Shares”); and

WHEREAS, as a further condition precedent to the effectiveness of this Amendment, the Amendment to RIPSA and the Amendment to Credit Agreement, Parent and Dermavant Parent have agreed to enter into that certain Equity Commitment Letter, dated as of the date hereof (the “Equity Commitment Letter”), pursuant to which Parent has agreed to make certain equity contributions to Dermavant Parent on the date hereof and from time to time hereafter.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, each of the Dermavant Parties and NovaQuest hereby covenants and agrees as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Existing Funding Agreement.

2.
Amendments.  Subject to the satisfaction of the conditions precedent specified in Section 4 hereof, on the Second Amendment Effective Date, the Existing Funding Agreement shall be amended as set forth on Exhibit A to this Amendment.

(a)
Language inserted into the applicable section of the Existing Funding Agreement is evidenced by bold and underline formatting (indicated textually in the same manner as the following example: double underlined text).  Language deleted from the applicable section of the Existing Funding Agreement is evidenced by strike-through formatting (indicated textually in the same manner as the following example: ~~stricken text~~);

(b)	Except to the extent specifically set forth in Exhibit A, the Exhibits and Schedules to the Funding Agreement are not amended or modified hereby in any respect.

It is agreed that no conforming revisions have been made to the Security Agreements or any agreement, instrument, certificate, report or document delivered pursuant to the Funding Agreement or the Security Agreements (the “Transaction Documents”), and, to the extent that there are other revisions to the Transaction Documents necessitated by this Amendment, the parties hereto agree to cooperate and make reasonable revisions to such other Transaction Documents to reflect the agreements contained in this Amendment.  Any references to the Funding Agreement in the Transaction Documents shall mean the Funding Agreement as amended by this Amendment.

3.
Reaffirmation of Transaction Documents.  Dermavant, as Debtor under the Security Agreements, hereby (i) agrees that each of the Transaction Documents is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed on the Second Amendment Effective Date, except that, on and after the Second Amendment Effective Date, each reference to the “Funding Agreement”, “this Agreement”, “thereunder”, “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Existing Funding Agreement as amended by this Amendment and (ii) confirms that the Security Agreements and all of the Collateral described therein do, and shall continue to, secure the payment in full and performance of all of the obligations under the Transaction Documents.

4.
Conditions Precedent to Effectiveness.  This Amendment shall not be effective unless and until each of the following conditions precedent has been fulfilled to the satisfaction of NovaQuest (the date of such fulfillment, the “Second Amendment Effective Date”):

(a)	This Amendment shall have been duly executed and delivered to NovaQuest by the Dermavant Parties;

(b)
NovaQuest shall have received true, correct and complete fully-executed copies of (i) the Amendment to RIPSA, (ii) the Amendment to Credit Agreement, (iii) the Equity Commitment Letter, and (iv) an amendment to the Parity Intercreditor Agreement, in form and substance satisfactory to NovaQuest;

(c)	NovaQuest shall have received the Funding Agreement Shares;

(d)	[reserved];

(e)	NovaQuest shall have received the following:

(i)	an opinion of Sullivan & Cromwell LLP, counsel to the Dermavant Parties, as to matters related to U.S. law;

(ii)	a capacity opinion of VISCHER AG, Swiss counsel to the Dermavant Parties;

(iii)	a capacity opinion of Conyers Dill & Pearman Limited, Bermuda counsel to the Dermavant Parties;

(iv)
a copy of the resolutions of each of the Dermavant Parties, certified as of the Second Amendment Effective Date by an officer thereof, authorizing the execution, delivery and performance by each of the Dermavant Parties of the Amendment and the execution and delivery of the other documents to be delivered by such Person in connection herewith;

(v)
a certificate of the appropriate official(s) of the jurisdiction of organization, certifying as of a recent date not more than 30 days prior to the Second Amendment Effective Date as to the subsistence in good standing or qualification of each of the Dermavant Parties in such jurisdiction; and

(vi)
a copy of the organizational documents of each of the Dermavant Parties, together with all amendments thereto, certified as of the Second Amendment Effective Date by an executive officer of each of the Dermavant Parties.

5.	[***]

6.	Representations and Warranties. Each of the Dermavant Parties hereby represents and warrants:

(a)
The execution, delivery and performance by each of the Dermavant Parties of this Amendment and consummation by each of the Dermavant Parties of the transactions contemplated by this Amendment and performance under this Amendment do not and will not (i) conflict with any of its organizational, constitutional or constituent documents; (ii) contravene, conflict with, constitute a default under or violate any Applicable Law except as would not reasonably be expected to have a Material Adverse Effect; (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which it or any of its property or assets may be bound or affected except as would not reasonably be expected to have a Material Adverse Effect; (iv) require any action by, filing, registration, or qualification with, or approval of, any Governmental Authority (except such approval which has already been obtained and is in full force and effect, or the filing of any UCC financing statement) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or (v) constitute a default under or conflict with any Material Contract that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)
This Amendment has been duly authorized, executed and delivered by each of the Dermavant Parties and constitutes a legal, valid and binding agreement each of the Dermavant Parties, enforceable in accordance with its terms (subject to general equitable principles, insolvency, liquidation, reorganization and other Applicable Laws of general application relating to creditors’ rights).

7.	[***]

(a)	[***]

(b)	[***]

8.	Miscellaneous.

(a)
Except as otherwise expressly provided herein, (i) all provisions of the Funding Agreement and the other Transaction Documents remain in full force and effect and (ii) the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of NovaQuest, nor constitute a waiver of any provision of the Existing Funding Agreement or any of the Transaction Documents.  NovaQuest is under no obligation to enter into this Amendment.  The entering into of this Amendment by such parties shall not be deemed to limit or hinder any rights of any such party under the Transaction Documents, nor shall it be deemed to create or infer a course of dealing between any such party, on the one hand, and the Funding Agreement, on the other hand, with regard to any provision of the Transaction Documents.

(b)
Article X (Indemnification), Sections 11.1 (Governing Law) through 11.10 (Waiver), 11.12 (Third Party Beneficiaries), 11.13 (Interpretation), 11.15 (No Implied Licenses), 11.16 (Counterparts), 11.17 (Further Assurances) and 11.18 (Remedies) of the Funding Agreement shall apply to this Amendment mutatis mutandis.

(c)
The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by NovaQuest, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DERMAVANT SCIENCES GMBH

By:
Name:
Title:

DERMAVANT SCIENCES LTD.

By:
Name:
Title:

NOVAQUEST CO-INVESTMENT FUND VIII, L.P.

By:	NQ POF V GP (Delaware), LLC

By:	NQ POF V GP, L.P., its sole member

By:	NQ POF V GP, Ltd., its general partner

By:
Name:
Title:

[Signature Page of Second Amendment to Funding Agreement]

EXHIBIT A

~~EXECUTION VERSION~~EXHIBIT A

FUNDING AGREEMENT

This Funding Agreement (as amended by (i) the First Amendment, as defined below, (ii) the Second Amendment, as defined below, (iii) the Amendment to Funding Agreement, dated as of March 28, 2024, (iv) the Amendment to Funding Agreement, dated as of April 12, 2024, (v) the Amendment to Funding Agreement, dated as of April 29, 2024, (vi) the Amendment to Funding Agreement, dated as of May 6, 2024, (vii) the Amendment to Funding Agreement, dated as of May 13, 2024, (viii) the Amendment to Funding Agreement, dated as of May 20, 2024, and (ix) the Amendment to Funding Agreement, dated as of May 22, 2024, this “Agreement”) is entered into as of July 10, 2018 (the “Effective Date”), between Dermavant Sciences GmbH, a company organized under the laws of Switzerland (“Dermavant”), solely with respect to Section 8.7 and ARTICLE XI, Dermavant Sciences Ltd., an exempted company organized under the laws of Bermuda (“Dermavant Parent”), and NovaQuest Co-Investment Fund VIII, L.P. a limited partnership organized under the laws of Delaware, with a place of business at 4208 Six Forks Road, Suite 920 Raleigh, NC 27609 (“NovaQuest”). Dermavant, Dermavant Parent, and NovaQuest are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

INTRODUCTION

A.          Dermavant is dedicated to the research, development and commercialization of products for the treatment of certain human diseases, disorders, and conditions.

B.           NovaQuest and Dermavant desire to enter into an agreement pursuant to which NovaQuest will fund in part Dermavant’s acquisition of rights to the Product (as defined below) pursuant to that certain Asset Purchase Agreement (the “APA”), to be dated on or around the date hereof, by and among Dermavant, GlaxoSmithKline Intellectual Property Development Ltd, and Glaxo Group Limited.

C.           Simultaneously with the Closing, [***], ~~will enter~~ entered into a [***] with NovaQuest, whereby [***].

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing recitals, exhibits, and schedules hereto, the following terms shall have the meanings assigned to them in this Article and include the plural as well as the singular.

“10 Non-Bank Rule” means the rule that the aggregate number of lenders under this Agreement which are not Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the lenders under this Agreement), other than Qualifying Banks, of the Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

[***] has the meaning set forth in Section 11.3(a) (Dispute Resolution).

[***] has the meaning set forth in Section 11.3(a) (Dispute Resolution).

“AD Indication” means atopic dermatitis.

~~“AD Milestone Payment” has the meaning set forth in Section 4.1(a)(i) (Quarterly Interest Payments).~~

“Affiliate” means, with respect to an entity, any business entity controlling, controlled by, or under common control with, such entity, but only so long as such control exists. For the purposes of this definition, “controlling,” “controlled”, and “control” mean the possession, directly (or indirectly through one or more intermediary entities), of the power to direct the management or policies of an entity, including through ownership of fifty percent (50%) or more of the voting securities of such entity (or, in the case of an entity that is not a corporation, ownership of fifty percent (50%) or more of the corresponding interest for the election of the entity’s managing authority).

“Agreement” has the meaning set forth in the preamble hereto.

“APA” has the meaning set forth in Section B of the Introduction hereto.

“Applicable Law” means any applicable law, rule, or regulation of any Governmental Authority of competent jurisdiction, or judgment, order, writ, decree, permit, or license of any Governmental Authority of competent jurisdiction.

“Applicable Rate” means an interest rate of twelve percent (12%) per annum.

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“Arbitration” has the meaning set forth in Section 11.3(a) (Dispute Resolution).

“Arbitration Notice” has the meaning set forth in Section 11.3(a) (Dispute Resolution).

“Arbitrator” has the meaning set forth in Section 11.3(b) (Selection of Arbitrators).

~~“Auditor” has the meaning set forth in Section 4.5 (Audit Dispute).~~

“Bankruptcy Law” means title 11, United States Code, any similar U.S. federal or state law for the voluntary or involuntary relief of debtors or borrowers, or any similar Swiss, Bermudan, English, and other non-U.S. laws regarding insolvency, bankruptcy, composition, or similar proceedings, or other law for the relief of debtors or borrowers.

“Bankruptcy Event” means (i) a [***], (ii) an Involuntary Bankruptcy, or (iii) a Swiss Bankruptcy.

“Business Day” means any day other than Saturday, Sunday, or any day on which banking institutions located in New York, New York (United States) or Basel, Switzerland are permitted or obligated by law to close.

“Change of Control” means any of the following:

~~“Change of Control” means any of the following:~~ (i) the sale or disposition (including by exclusive license or sublicense), in one or a series of related transactions, of all or substantially all of the assets of Dermavant to a Third Party;

(ii)         ~~the acquisition by a Third Party of~~Parent ceasing to beneficially own, directly or indirectly, including through one or more intermediaries, more than fifty percent (50%) of the voting power of the outstanding voting securities of Dermavant; Parent or Dermavant;

(iii)        the merger or consolidation of Dermavant with or into a Third Party, other than, in the case of this clause (iii), a merger or consolidation of Dermavant in which holders of voting securities of Dermavant immediately prior to such merger or consolidation will beneficially hold, directly or indirectly, including through one or more intermediaries, at least fifty percent (50%) of the voting power of the outstanding voting securities of the acquiring Third Party or the surviving corporation in such merger or consolidation, as the case may be, immediately after such ~~acquisition~~merger or consolidation; ~~provided, however, that if: (x) the acquiring entity (or its parent entity) in any transaction set forth in clause (i), (ii), or (iii) is a Qualified Party, and (y) the surviving entity in such transaction expressly agrees to assume Dermavant’s obligations under the Agreement, then such transaction shall not be deemed to constitute a Change of Control.~~ or

(iv)        the merger or consolidation of Dermavant Parent with or into a Third Party, other than, in the case of this clause (iv), a merger or consolidation of Dermavant Parent in which holders of voting securities of Dermavant Parent immediately prior to such merger or consolidation will beneficially hold, directly or indirectly, including through one or more intermediaries, at least fifty percent (50%) of the voting power of the outstanding voting

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securities of the acquiring Third Party or the surviving corporation in such merger or consolidation, as the case may be, immediately after such merger or consolidation;

[***]

For the purposes of determining beneficial ownership above, a beneficial owner shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

[***]

“Closing” has the meaning set forth in Section ~~2.3~~2.3(a) (Closing).

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means a Product that is comprised of or contains the compound set forth in Schedule 1 in addition to one or more additional active ingredients (whether co-formulated or co-packaged) that are neither the compound set forth in Schedule 1, nor generic or other non-proprietary compositions of matter.

“Commercialize”, “Commercializing”, or “Commercialization” means any and all activities directed to marketing, promoting, distributing, importing, exporting, offering to sell, or selling the Product, including manufacturing and activities directed to obtaining Pricing Approvals, if applicable.

“Commercially Reasonable Efforts” means, with respect to each Indication, (i) before receipt of Marketing Approval of the Product in a jurisdiction, the level of effort and resources, consistent with the exercise of prudent scientific and business judgment, that would be dedicated by a publicly traded pharmaceutical company with a market capitalization in excess of one billion dollars ($1,000,000,000) to the development of a product at a similar stage in its lifecycle to the Product, and (ii) after receipt of Marketing Approval of the Product in a jurisdiction, the level of effort and resources, consistent with the exercise of prudent scientific and business judgment, that would be dedicated by a publicly traded pharmaceutical company with a market capitalization in excess of one billion dollars ($1,000,000,000) to manufacturing and commercialization of a product of similar commercial potential to the Product as determined on a market-by-market basis, all without regard to any payments owed to NovaQuest. Without limiting or derogating from the foregoing, Commercially Reasonable Efforts requires that

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Responsible Parties: (a) set specific and meaningful objectives and timelines for carrying out the Development activities (in accordance with the Development Plan) and Commercialization activities and (b) allocate resources reasonably designed to advance progress with respect to such objectives and timelines. Notwithstanding the foregoing, Commercially Reasonable Efforts for the development and commercialization of the Product outside of the United States shall not be measured with reference to any minimum market capitalization or public company status.

“Competing Product” means a branded topical product that: (a) has received marketing approval in the United States to treat the same Indication(s) for which the Product has received Marketing Approval, (b) is not a product or product candidate owned, licensed or under development by Dermavant as of the Closing, and (c) ~~achieves~~has achieved at least [***] market share in that Indication in the United States in any given ~~quarter~~ [***] (measured by total volume of prescriptions in that Indication in the United States, as reported by EvaluatePharma, or a similar company to the extent EvaluatePharma’s data is not available).

“Confidential Information” has the meaning set forth in Section 6.1 (Definition of Confidential Information).

“Controlled Affiliate” means, with respect to Dermavant, Dermavant ~~Sciences Ltd.~~Parent, or an Affiliate that is under the control of Dermavant ~~Sciences Ltd~~Parent. In no event shall an Affiliate that controls Dermavant ~~Sciences Ltd.~~Parent, or that is under common control with Dermavant ~~Sciences Ltd.~~Parent, be deemed a “Controlled Affiliate” of Dermavant.

“Cover” means that the use, manufacture, sale, offer for sale, development, commercialization, or importation of the subject matter in question by an unlicensed entity would infringe a claim of a Patent.

“CRE Considerations” means issues relating to safety, efficacy, the proposed product label, patent protection (including scope, strength of claims, and term), market potential, anticipated pricing, reimbursement terms, manufacturing costs and other costs of goods sold, addressable patient population, potential competition from third parties, the regulatory environment, and other relevant scientific and technical factors, all without regard to any payments owed to NovaQuest.

~~“Dermavant” has the meaning set forth in the preamble hereto.~~

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Dermavant” has the meaning set forth in the preamble hereto.

[***]

“Dermavant Parent” has the meaning set forth in the preamble hereto.

[***]

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“Develop”, “Developing”, or “Development” means engaging in manufacturing, preclinical, clinical, or other research and development activities directed towards obtaining Marketing Approval of the Product.

“Development Plan” means the plan attached hereto as Exhibit 1, setting forth the Product Development Activities for the Product, as amended from time to time in accordance with the terms of this Agreement.

“Disclosing Party” has the meaning set forth in Section 6.1 (Definition of Confidential Information).

“Dispute” has the meaning set forth in Section 11.3(a) (Dispute Resolution).

“Dispute Notice” has the meaning set forth in Section 11.3(a) (Dispute Resolution).

“Effective Date” has the meaning set forth in the preamble hereto.

“Equity Commitment Letter” means that certain Equity Commitment Letter, dated as of the Second Amendment Effective Date, by and between Parent and Dermavant Parent, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time in accordance with the terms hereof.

“European Union” or “E.U.” means the European Union, as its membership may be constituted from time to time.

~~“E.U. AD Milestone Payment Trigger Date” means the first anniversary of receipt by a Responsible Party of Marketing Approval for the Product for the AD Indication in the EU; provided, however, that there shall be no E.U. AD Milestone Payment Trigger Date if any Responsible Party has obtained Marketing Approval for the Product for the AD Indication in the United States either before such E.U. approval or within~~ [***] ~~of receipt of such approval in the E.U.~~

~~“E.U. Psoriasis Milestone Payment Trigger Date” means the first anniversary of receipt by a Responsible Party of Marketing Approval for the Product for the Psoriasis Indication in the EU; provided, however, that there shall be no E.U. Psoriasis Milestone Payment Trigger Date if any Responsible Party has obtained Marketing Approval for the Product for the Psoriasis Indication in the United States either before such E.U. approval or within~~ [***] ~~of receipt of such approval in the E.U.~~

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to NovaQuest or required to be withheld or deducted from a payment to NovaQuest: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of NovaQuest being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of NovaQuest pursuant to a law in effect on the latter of the date on which (i) NovaQuest becomes a party hereto or acquires its right to receive payments hereunder or (ii) Dermavant assigns its rights and obligations to an Affiliate that is a U.S. Person; (c) Taxes attributable to NovaQuest’s failure to comply with Section 4.4(b); (d) any withholding Taxes imposed under FATCA; (e) Taxes resulting directly from NovaQuest changing its jurisdiction of domicile or form of legal entity; and (f) Swiss Withholding Tax imposed as a result of NovaQuest (i) making an incorrect declaration of its status as to whether or not it is a Qualifying Bank or (ii) failing to comply with its obligations under Section 11.7 (Successors and Assigns). For the purposes of the definition of “Excluded Taxes,” the term “NovaQuest” includes any subsequent lenders (successors or assignees of NovaQuest according to Section 11.7 ((Successors and Assigns)).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“First Amendment” means the First Amendment to Funding Agreement, dated as of October 11, 2018, by and between Dermavant and NovaQuest.

“First Subsequent Closing” has the meaning set forth in Section 2.3(b) (Closing).

“Fiscal Quarter” means each of the following three-month periods during each Fiscal Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31; provided, that the first Fiscal Quarter shall commence on the Closing Date and end on the last day of the month of next quarter end (i.e., March 31, June 30, September 30, or December 31, as applicable).

“Fiscal Year” means the twelve (12)-month period from April 1 through March 31.

“GAAP” means generally accepted accounting principles, as in effect on the date or for the period with respect to which such standards are applied.

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“Governmental Authority” means any multi-national, national, federal, state, local, or foreign court or governmental agency, authority, instrumentality, or regulatory body.

[***]

“Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt ~~"~~“Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)~~"~~” vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt ~~"~~“Obligationen~~"~~” vom April 1999), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt ~~"~~“Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen~~"~~” vom Januar 2000), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 ~~"~~“Kundenguthaben~~"~~” vom 26. Juli 2011) and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 ~~"~~“Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben~~"~~” vom 7. Februar 2007), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“IFRS” means international accounting standards, as in effect on the date or for the period with respect to which such standards are applied, as established by the International Financial Reporting Standards.

“Immaterial Subsidiary” means, at any time, any Subsidiary of Dermavant Parent that (x) has, excluding its Subsidiaries, (i) total assets that are individually less than 3.75% of the consolidated total assets of Dermavant Parent and its Subsidiaries in the aggregate and (ii) gross revenues that are individually less than 3.75% of the consolidated gross revenues of Dermavant Parent and its Subsidiaries in the aggregate; provided, however, that if, at any time, the aggregate amount of the consolidated total assets or consolidated gross revenues attributable to all Subsidiaries of Dermavant Parent that would otherwise be Immaterial Subsidiaries exceeds 7.5% in the aggregate of the consolidated total assets or consolidated gross revenues, respectively, of Dermavant Parent and its Subsidiaries, only those Immaterial Subsidiaries with the smallest percentage of assets (not exceeding 7.5% in the aggregate of the consolidated total assets of Dermavant Parent and its Subsidiaries) shall constitute Immaterial Subsidiaries.

“Involuntary Bankruptcy” means a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against Dermavant, Dermavant Parent or Dermavant Parent’s other Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case; (ii) appoints a Custodian of Dermavant, Dermavant Parent or Dermavant Parent’s other

8

Subsidiaries (other than Immaterial Subsidiaries) or for any substantial part of their property; or (iii) orders the winding up or liquidation of Dermavant, Dermavant Parent or Dermavant Parent’s other Subsidiaries (other than Immaterial Subsidiaries); or any similar relief is granted under any non-U.S. Bankruptcy Law.

“Indemnified Party” has the meaning set forth in Section 10.2(a) (Notice).

“Indemnifying Party” has the meaning set forth in Section 10.2(a) (Notice).

“Indication” means each of the AD Indication and the Psoriasis Indication.

“Indications” means both of the ~~forgoing~~foregoing, collectively.

“Initial Public Offering” means either: (a) the first underwritten public offering of equity securities by Dermavant or a Controlled Affiliate pursuant to the Securities Act, or (b) any transaction in which fifty percent (50%) or more of the equity securities of Dermavant or a Controlled Affiliate are acquired by an entity with a class of securities registered under Section 12(b) or 12(g) of the Exchange Act and in which Dermavant’s or such Controlled Affiliate’s stockholders immediately prior to such transaction will hold a majority of the voting securities of the surviving entity immediately after such transaction.

~~“Japan AD Milestone Payment Trigger Date” means the first anniversary of receipt by a Responsible Party of Marketing Approval for the Product for the AD Indication in Japan; provided, however, that there shall be no Japan AD Milestone Payment Trigger Date if any Responsible Party has obtained Marketing Approval for the Product for the AD Indication in the United States either before such Japanese approval or within~~ [***] ~~of receipt of such approval in Japan.~~

 ~~“Japan Psoriasis Milestone Payment Trigger Date” means the first anniversary of receipt by a Responsible Party of Marketing Approval for the Product for the Psoriasis Indication in Japan; provided, however, that there shall be no Japan Psoriasis Milestone Payment Trigger Date if any Responsible Party has obtained Marketing Approval for the Product for the Psoriasis Indication in the United States either before such Japanese approval or within~~ [***] ~~of receipt of such approval in Japan.~~

“Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.2(a) (Generally).

“Liabilities” means any and all indebtedness, liabilities, and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet, or otherwise, including those arising under any law or judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment, or undertaking.

“License Agreement” means (i) any license of Product Rights granted by Dermavant or its Affiliates to a Third Party and (ii) a sublicense of Product Rights granted by a Licensee, [***].

9

“Licensee” means a Third Party that is granted any Product Rights under a License Agreement.

“Lien” means any mortgage, lien, pledge, deed of trust, hypothecation, title defect, charge, security interest, or other encumbrance of any nature.

“Losses” has the meaning set forth in Section 10.1(a) (By Dermavant).

“Marketing Approval” means, for the Product, any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations, or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity, that are necessary for the manufacture, distribution, use, sale, and marketing of the Product for one or both of the Indications.

~~“Marketing Approval Revocation/Withdrawal” means, with respect to the Product, (a) any public announcement by the FDA, including in accordance with Section 915 of the Food and Drug Administration Amendments Act of 2007, that the Product is being withdrawn due a risk of death, a life-threatening condition, or serious safety or health risks to patients, or (b) initiation of withdrawal of the Product by a Responsible Party upon making a reasonable and good faith determination that the Product presents a risk of death, a life-threatening condition, or such serious safety or health risks to patients such that, based on then-available data, the Responsible Party cannot ethically and in good faith continue to administer or promote the Product to patients.~~

“Marketing Approval Support Documents” means any required applications, filings, or submissions provided to Regulatory Authorities or Governmental Authorities in connection with obtaining a Marketing Approval.

“Material Adverse Effect” means a material adverse effect on (a) the validity or enforceability of this Agreement; (b) the ability of Dermavant or any other Responsible Party to perform any of Dermavant’s material obligations under this Agreement; or (c) the Development or Commercialization of the Product.

“Material Adverse Event” means (a) any Regulatory Authority has imposed, or communicated its intent to impose, a suspension, clinical hold, or other adverse regulatory action regarding the Development Plan or the Product where such action has had or would reasonably be expected to have a material adverse effect on the further Development of the Product;
(b) Dermavant or any other Responsible Party terminates a clinical study contained in the Development Plan; or (c) the occurrence of any of the events described in the definition of Technical Failure.

“Material Contract” means (a) any material agreement to which Dermavant or any Responsible Party (other than a Licensee that has rights to Develop or Commercialize the Product only pursuant to a Solely Ex-U.S. License Agreement) is a party related to the Development, marketing, promotion, manufacture, sale, or distribution of the Product or (b) any other agreement to which Dermavant or any Responsible Party (other than a Licensee that has rights to Develop or Commercialize the Product only pursuant to a Solely Ex-U.S. License

10

Agreement) is a party for which breach, non-performance, or failure to renew by a party thereto would reasonably be expected to have a Material Adverse Effect.

~~“Measurement Period” has the meaning set forth in Section 4.1(b) (Sales Milestone Interest Payments).~~

“Maximum Payment” means [***].

“NDA” means a new drug application (as defined in Title 21 of the CFR, as amended from time to time) submitted to the FDA seeking approval to introduce, distribute, sell, or market a drug product for human therapeutic use in the U.S. (including a new drug application submitted under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act).

~~“Net Sales” means the gross amount invoiced by Dermavant, its Affiliates, and its or their Licensees to Third Parties for sales of the Product anywhere in the world, less the following items to the extent allocable to such Product calculated in accordance with GAAP or IFRS:~~

~~(a) Trade, quantity and cash discounts allowed and actually taken or accrued for sales of the Product;~~

~~(b) Discounts, refunds, rebates (including, but not limited to, wholesaler inventory management fees), credits, cost of free goods, chargebacks, retroactive price adjustments, and any other customary allowances actually taken or accrued for sales of the Product, which effectively reduce the net selling price;~~

~~(c) Other payments required by law to be made under Medicaid, Medicare, or other government special medical assistance programs;~~

~~(d)  Write-offs or allowances for bad debts;~~

~~(e)  Credits for actual product returns, recalls, rejections, and allowances for sales of the Product;~~

~~(f) Price reductions or rebates, retroactive or otherwise, imposed by or negotiated with Governmental Authorities with regard to sales of the Product;~~

~~(g)  Charges for freight, postage, shipping, delivery, service and insurance charges;~~

~~(h) Fees or commissions paid to non-affiliated brokers or agents, or other third-party distributors, including specialty distributors;~~

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~~(i) Taxes imposed on the production, sale, delivery or any other disposition of the Product, including, without limitation, sales, use, excise, turnover, inventory, or value added Taxes (but excluding Taxes imposed on or with respect to net income, however denominated); and~~

~~(j) Any other charges, costs, expenses, or accruals that are customarily deducted in the determination of “net sales” in accordance with GAAP or IFRS, as applicable, and as consistently applied by those Responsible Parties who are engaged in sales of the Product.~~

~~Net Sales shall not include sales or other dispositions of a Product by Dermavant, its Affiliates, and its or their Licensees to Third Parties for sales of the Product anywhere in the world for purposes of resale by any of the parties in the foregoing, provided, however, that a Product’s resale shall be included in Net Sales.~~

~~Net Sales shall be determined from the books and records of each Responsible Party maintained in accordance with GAAP or IFRS, as applicable, consistently applied.~~

~~In the event that the Product is sold as part of a Combination Product, then Net Sales for such Combination Product shall be calculated by multiplying the Net Sales of the Combination Product in the applicable period by the fraction: A divided by (A+B), in which “A” is the average selling price of the Product, as applicable, sold in substantial quantities comprising the related Product as the sole therapeutically active ingredient in the applicable country, and “B” is the average selling price of any product that is sold separately in substantial quantities comprising the other therapeutically active ingredients in such country, in each case during the accounting period in which the sales of the Combination Product were made, or if no sales of the Product, as applicable, or product comprising the other active ingredients occurred during such period, then such average selling prices as sold during the most recent accounting period in which such sales did occur in such country. If the Product, as contained in such Combination Product, is not sold separately in finished form in such country, Dermavant and NovaQuest shall submit the matter to an independent valuation to be conducted by a valuation firm mutually accepted by the Parties.~~

~~“Net Sales Report” has the meaning set forth in Section 4.1(c) (Net Sales Reports).~~

“Non-Bank Rules” means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule.

“Non-Technical Termination Payment” means (i) one hundred million dollars ($100,000,000), plus an amount equal to the Applicable Rate (compounded annually), starting on the Closing Date and ending on the date on which such Non-Technical Termination Payment is delivered to NovaQuest in accordance with Section ~~3.2(c)(iii)~~3.2(c)(iii) (Effect of Program Termination) plus (ii) [***] plus an amount equal to the Applicable Rate (compounded annually), starting on the first Subsequent Closing Date and ending on the date on which such Non-Technical Termination Payment is delivered to NovaQuest in accordance with Section 3.2(c)(iii) (Effect of Program Termination), minus (iii) any amounts paid to NovaQuest pursuant to Section ~~4.1(a)~~4.1(a)(Quarterly Interest Payments) on or prior to ~~such~~the date~~.~~

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on which such Non-Technical Termination Payment is delivered to NovaQuest. “NovaQuest” has the meaning set forth in the preamble hereto.

“NovaQuest Expense-Sharing Payment” means one hundred million dollars ($100,000,000).

“NovaQuest First Subsequent Closing Expense Sharing Payment” means seventeen million, five hundred thousand dollars ($17,500,000).

“NovaQuest Indemnitees” has the meaning set forth in Section 10.1(a) (By Dermavant).

“Other Connection Taxes” means, with respect to NovaQuest, Taxes imposed as a result of a present or former connection between NovaQuest and the jurisdiction imposing such Tax (other than connections arising from NovaQuest having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement).

“Parent” has the meaning set forth in Section C of the Introduction hereto.

[***]

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Patents” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations, supplementary protection certificates, and patents of addition) and patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part, and divisionals) and all equivalents of the foregoing in any country in the world.

“Person” means any natural person, corporation, trust, joint venture, association, unincorporated organization, cooperative, company, partnership, trust, limited liability company, government (domestic or foreign), and any agency or instrumentality thereof, or any other entity recognized by law.

[***]

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“Permitted Non-Qualifying Bank” means a lender under this Agreement which is not a Qualifying Bank but has been accepted as a lender under this Agreement by the Swiss Borrower.

“Phase III Trial” means a human clinical trial of a Product, which trial is designed to:
(a) establish that the Product is safe and efficacious for its intended use; (b) define warnings, precautions, and adverse reactions that are associated with the Product in the dosage range to be prescribed; (c) support Marketing Approval of the Product; and (d) be generally consistent with 21 C.F.R. § 312.21(c).

“Pricing Approval” means any pricing and reimbursement approvals that must be obtained from a Regulatory Authority before placing the Product on the market for sale in a particular country or group of countries.

“Primary Contact” means an individual appointed by each Party who will serve as such Party’s main contact for the other Party with regard to this Agreement.

“Prime Rate” has the meaning set forth in Section 4.5 (Interest).

“Product” means that certain topical, non-steroidal, and non-immunosuppressant pharmaceutical product for the treatment of dermatologic indications, known as Tapinarof and more particularly described in Schedule 1.

“Product Assets” means (a) all assets primarily related to the Product and that are owned by, licensed to, or otherwise controlled by Dermavant or any Responsible Party (other than a Licensee that has rights to Develop or Commercialize the Product only pursuant to a Solely Ex-U.S. License Agreement), including all of the following: Product IP Rights, Product IP Agreements, all regulatory filings, product packaging, product inserts, product labels, regulatory approval applications, regulatory approvals, regulatory exclusivity, copies of correspondence with regulatory authorities, copies of pre-clinical and clinical data, copies of pharmacology and biology data, Material Contracts, and inventory and (b) any other assets that are owned by, licensed to, or otherwise controlled by Dermavant or any Responsible Party (other than a Licensee that has rights to Develop or Commercialize the Product only pursuant to a Solely

14

Ex-U.S. License Agreement) that are reasonably necessary for the Development, Commercialization, manufacture, formulation, use, or sale of the Product, the absence of which would be reasonably expected to cause a Material Adverse Effect. In no event shall the Product Assets include deposit or securities accounts, accounts receivable, chattel paper, negotiable instruments, equity interests or any security.

“Product Development Activities” means the activities to be conducted by Dermavant and Responsible Parties in connection with the performance of the Development Plan.

“Product Development Period” means the period commencing on the Closing Date and continuing until Marketing Approval of the Product for both Indications in the United States.

“Product IP Agreements” means any contract pursuant to which Dermavant or any Responsible Party has been granted, assigned, or otherwise conveyed any right, title, or interest in or to any Product IP Rights.

“Product IP Rights” means all intellectual property relating to the Product owned or licensed by Dermavant or any Responsible Party, including: (a) Product Know-How; (b) all Patents Covering the Product (including its composition, formulation, delivery, manufacture, or use); and (c) all works protectable under copyright laws, trademarks, service marks, and trade names that relate to the Product.

“Product Know-How” means, as related to the Product, all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatus, specifications, data, results and other material, including, pre-clinical and clinical trial results, manufacturing procedures, test procedures, and purification and isolation techniques (whether or not confidential, proprietary, patented, or patentable) in written, electronic, or any other form now known or hereafter developed, and all other discoveries, developments, information and inventions (whether or not confidential, proprietary, patented, or patentable), and tangible embodiments of any of the foregoing, including any discoveries, developments, information, or inventions relating to the stability, safety, efficacy, operation, manufacture, ingredients, preparation, indications, presentation, formulation, means of delivery, or dosage of any pharmaceutical composition or preparation.

“Product Rights” means licenses or rights to the Product or under Product IP Rights, for making, Developing, Commercializing, marketing, promoting, distributing, selling, offering for sale, importing, or otherwise exploiting the Product.

“Program” means Developing the Product in accordance with Section 3.1(a) (Development Diligence).

“Proposed Amendment Notice” has the meaning set forth in Section 3.1(a)(ii) (Amendments to Development Plan).

“Psoriasis Indication” means psoriasis.

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“Psoriasis Milestone Payment” has the meaning set forth in Section 4.1(a)(ii) (Quarterly Interest Payments).

“PV Election Amount” has the meaning set forth in Section 4.1(a)(iii) (Quarterly Interest Payments).

“PV Payment” means the net present value of the PV Election Amount calculated using the Microsoft Excel NPV function using a discount rate equal to [***] applied on a quarterly basis.

[***]

“Qualified Party” means: (a) a pharmaceutical company with annual global pharmaceutical revenue for its most recently completed fiscal year [***] based on most recent data collected or compiled by EvaluatePharma (or a similar company to the extent EvaluatePharma’s data is not available), of at least [***]; (b) a pharmaceutical company that is a solvent corporation which, at the time ~~of determination~~ [***]: (1) has its common stock listed for trading on a national stock exchange or market quotation system (or foreign equivalent) and (2) has a market capitalization in excess of [***]; or (c) any other party designated in writing by mutual agreement of Dermavant and NovaQuest as a “Qualified Party.”

“Qualified Party Subsidiary” means any direct or indirect Subsidiary of a Qualified Party all of the equity interests of which are owned directly or indirectly by such Qualified Party (other than (i) directors’ qualifying shares, (ii) equity interests held by other Persons to the extent such equity interests are required by Applicable Law to be held by such Person and (iii) equity interests issued to management and employees and rollover equity interests).

“Qualifying Bank” means: (a) any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen); or (b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines.

“Quarterly Interest Payment” means an amount equal to:

(a)           [***]

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(b)           [***]

(c)           [***]

(d)           [***]
(e)           [***]

(f)            [***]

(g)           [***]

For purposes of the foregoing definition, any reference to a day that is not a Business Day shall be deemed to refer to the next succeeding Business Day in accordance with Section 4.7 (Timing of Payments).

“Quarterly Report” means a written report submitted by Dermavant to NovaQuest in accordance with the provisions of Section 4.3(a) (Quarterly Reports) that contains the following information with respect to the applicable Fiscal Quarter: a reasonably detailed clinical update and regulatory update and a reasonably detailed summary of any legal action brought by Dermavant against a Third Party for such Third Party’s infringement of any Patents Covering the Product. To the extent that Dermavant is required to file periodic reports under the Exchange Act, such reports, as publicly filed on the SEC’s EDGAR database, shall constitute a “Quarterly Report” hereunder.

“Receiving Party” has the meaning set forth in Section 6.1 (Definition of Confidential Information).

“Recordkeeping Period” has the meaning set forth in Section 4.3(b) (Records).

“Regulatory Authority” means any Governmental Authority that is responsible for issuing approvals, licenses, registrations, or authorizations necessary for the manufacture, import, sale, and use of the Product for human therapeutic use in any applicable regulatory jurisdiction, including, but not limited to, the FDA, and any corresponding national or regional regulatory authorities elsewhere in the world.

“Regulatory Filing” means an NDA, investigational new drug application, clinical trial application, any counterparts or equivalents of any of the foregoing, any drug master file, any Marketing Approvals or Pricing Approvals, and any other filings or submissions required by or provided to Regulatory Authorities or Governmental Authorities relating to the Development, manufacture, Commercialization, or other exploitation of the Product, including any supporting documentation, correspondence, meeting minutes, amendments, supplements, registrations,

17

licenses, regulatory drug lists, advertising and promotion documents, adverse event files, complaint files, and manufacturing, shipping, or storage records with respect to any of the foregoing.

“Representing Party” has the meaning set forth in Section 11.5 (Expenses).

“Responsible Party” means (a) each of Dermavant, any of its Controlled Affiliates, and any other Affiliate of Dermavant materially engaged in the Development or Commercialization of the Product ~~and~~; (b) [***] each Licensee.

~~“Sales Milestone Event” has the meaning set forth in Section 4.1(b) (Sales Milestone Interest Payments).~~

~~“Sales Milestone Interest Payment” means an amount equal to thirty percent (30%) of the NovaQuest Expense-Sharing Payment.~~

“Revenue Interest Purchase and Sale Agreement” means that certain revenue interest purchase and sale agreement dated as of May 14, 2021 among Dermavant, Dermavant Parent, the Purchasers party thereto, and U.S. Bank Trust Company, National Association, as collateral agent, as amended, restated, supplemented or otherwise modified from time to time (or any extension, replacement or refinancing thereof).

“Second Amendment” means that certain Second Amendment to Funding Agreement, dated as of the Second Amendment Effective Date, by and among Dermavant, Dermavant Parent and NovaQuest.

“Second Amendment Effective Date” shall have the meaning given to “Second Amendment Effective Date” in the Second Amendment.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

“Security Agreements” means those certain security agreements, dated as of the Closing Date, pursuant to which the obligations of Dermavant under this Agreement will be secured by perfected first-priority (subject to permitted liens) security interests in its rights in and to the Product Assets, subject to certain customary exceptions to be agreed. The Security Agreements will be entered into on customary terms, in form and substance reasonably acceptable to Dermavant and NovaQuest, including, customary obligations related to perfection (including delivery of, and notice of changes with respect to, any information necessary for perfection), maintenance of security interest and further assurances, preservation of collateral, maintenance of insurance, representations and warranties with respect to collateral, collateral release provisions, and other customary terms, in each case subject to customary thresholds and exceptions.

“Senior Credit Agreement” means that certain credit agreement dated as of May 14, 2021 among Dermavant, certain Affiliates of Dermavant, XYQ Luxco S.à r.l., in its capacity as a

18

lender thereunder, and the Senior Lender Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time (or any extension, replacement or refinancing thereof).

“Senior Lender Collateral Agent” means U.S. Bank Trust Company, National Association, as collateral agent on behalf of the lender under the Senior Credit Agreement (together with any successor or replacement collateral agent and any agent or other representative for any other Senior Secured Debt that replaces or refinances all or any portion of the indebtedness under the Senior Credit Agreement).

“Senior Lender Intercreditor Agreement” means that certain senior lender intercreditor agreement dated as of May 14, 2021 among the Collateral Agent, XYQ Luxco S.à r.l., in its capacity as a lender under the Senior Credit Agreement, NovaQuest, and the Senior Lender Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time (including any replacement thereof in connection with any refinancing or replacement of the Senior Credit Agreement or the Revenue Interest Purchase and Sale Agreement).

“Senior Officer” means, with respect to Dermavant, the General Counsel of Dermavant Sciences, Inc., and with respect to NovaQuest, its managing partner. A Party may change its Senior Officer at any time, but must give notice to the other Party of any such change as soon as reasonably practical.

“Senior Secured Debt” means (i) indebtedness (including indebtedness outstanding under the Senior Credit Agreement) in an aggregate principal amount not to exceed $40,000,000 outstanding at any one time and (ii) indebtedness to refinance, in whole or in part, such indebtedness in accordance with the terms of the Senior Lender Intercreditor Agreement (or other intercreditor arrangement described below) that, taken together with outstanding indebtedness described in clause (i), is in an aggregate principal amount not to exceed $40,000,000 outstanding at any one time; provided that, in each case, the lenders thereof (or the agent or representative for such lenders ) have become party, as senior creditors, to the Senior Lender Intercreditor Agreement or other intercreditor arrangement reasonably satisfactory to NovaQuest (it being agreed that such intercreditor arrangement shall be satisfactory to the NovaQuest if it provides for substantially similar intercreditor terms as the Senior Lender Intercreditor Agreement).

“Solely Ex-U.S. License Agreement” means a License Agreement under the Product Rights that does not include any rights to Develop or Commercialize the Product in the U.S.

“Subsequent Closing” has the meaning set forth in Section 2.3(b) (Subsequent Closings).

“Subsequent Closing Date” means the date on which a Subsequent Closing actually occurs.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a

19

combination thereof, and (2) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For purposes of clarity, a Subsidiary of a Person shall not include any Person that is under common control with the first Person solely by virtue of having directors, managers or trustees in common and shall not include any Person that is solely under common control with the first Person (i.e., a sister company with a common parent).

“Successful Completion” means, with respect to each Indication, successful completion of the clinical trials described in the Development Plan, including the achievement of the primary clinical endpoint identified in the protocol for such trials, as well as the reasonable satisfaction of other non-clinical activities set forth in the Development Plan, to the extent reasonably necessary for Dermavant to submit required Regulatory Filings for such Indication.

“Swiss Bankruptcy” means when Dermavant Parent or any of its Subsidiaries (other than any Immaterial Subsidiary) (i) files for the declaration of bankruptcy (Antrag auf Konkurseröffnung) or a formal declaration of bankruptcy (Konkurseröffnung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy, (ii) files for a request for a moratorium (Gesuch um Nachlasstundung) or a grant of a moratorium (Nachlassstundung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy or (iii) is subject to a petition for the opening of bankruptcy proceedings because of insolvency (Zahlungsunfähigkeit) or because of other reasons or subject to a provisionary or definitive moratorium or debt restructuring proceedings all as according to the Swiss Debt Collection and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs).

“Swiss Borrower” means Dermavant or any other loan party which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Code of Obligations” means the Swiss Code of Obligations dated 30 March 1911, as amended and restated from time to time.

“Swiss Debt Collection and Bankruptcy Act” means the Swiss Debt Collection and Bankruptcy Act dated 11 April 1889, as amended and restated from time to time.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer).

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“Tax” means any (a) all federal, provincial, territorial, state, municipal, local, foreign, or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax (and all interest and penalties thereon and additions thereto imposed by any governmental authority), including without limitation all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, escheat, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions thereto imposed with respect to such amounts, in each case whether disputed or not; (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group; and (c) any Liability for the payment of any amounts as a result of being party to any tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Technical Failure” means, with respect to either Indication:

(a)          Dermavant or an independent data monitoring safety board has made a reasonable and good faith determination that the Product presents a risk of death, a life-threatening condition, or such serious safety or health risks to patients such that, based on then-available data, Dermavant cannot ethically and in good faith continue to administer the Product to patients; provided that such a determination shall be deemed to be a Technical Failure of both Indications (for clarity, even if such determination is made after a termination due to a reason other than for a Technical Failure with respect to one Indication);

(b)         Any material adverse development, occurrence or event with respect to the Development of the Product, as a result of which a Qualified Party may reasonably make a good faith determination to cease continued Development of the Product; provided that such a determination shall be deemed to be a Technical Failure with respect to both Indications (for clarity, even if such determination is made after a termination due to a reason other than for a Technical Failure with respect to one Indication); or

(c)          Dermavant has received either a final, unconditional, non-approval letter pursuant to 21 C.F.R. § 314.120 or a complete response letter pursuant to 21 C.F.R. § 314.110 from the FDA (or an equivalent letter from any other Regulatory Authority) regarding the Product and the contents of such letter: (i) render Dermavant’s receipt of Marketing Approval in the U.S. on or before September 30, 2023, not reasonably likely, or (ii) would require Dermavant to conduct one or more additional Phase III Trials prior to resubmitting an application for Marketing Approval and such additional Phase III Trial(s) would reasonably be anticipated to cost more than [***]; provided that such a determination shall be deemed to be a Technical Failure of both Indications (for clarity, even if such determination is made after a termination due to a reason other than for a Technical Failure with respect to one Indication).

“Technical Failure Notice” has the meaning set forth in Section 3.2(a) (Termination for Technical Failure).

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“Technical Failure Termination Payment” has the meaning set forth in Section 3.2(c)(ii) (Effect of Program Termination).

“Term” has the meaning set forth in Section 9.1 (Term of Agreement).

“Termination Notice” has the meaning set forth in Section 3.2(a) (Termination for Technical Failure).

“Third Party” means any Person, including a Governmental Authority, other than (i) Dermavant, NovaQuest, and their respective Affiliates and (ii) [***].

“Third Party Claim” has the meaning set forth in Section 10.1(a) (By Dermavant).

“United States” or “U.S.” means the United States of America, including its territories and possessions.

~~“U.S. AD Approval” has the meaning set forth in Section 4.1(a)(i)(1) (AD Payments).~~

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Psoriasis Approval” has the meaning set forth in Section 4.1(a)(ii)(1) (AD Payments).

[***]

ARTICLE II

SCOPE OF AGREEMENT AND CLOSING DELIVERABLES

2.1          Subject to the terms and conditions hereof, solely with respect to the Program, NovaQuest shall pay Dermavant the NovaQuest Expense-Sharing Payment and the NovaQuest First Subsequent Closing Expense-Sharing Payment in exchange for the Quarterly Interest Payments ~~and the right to receive Sales Milestone Interest Payments (when and if earned)~~ from Dermavant as set forth herein. For the avoidance of doubt, it is agreed that both the Closing and the First Subsequent Closing have occurred.

2.2        Dermavant accepts and acknowledges that NovaQuest is agreeing, on the terms and conditions set forth in this Agreement, only to make the NovaQuest Expense-Sharing

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Payment  and the NovaQuest First Subsequent Closing Expense-Sharing Payment and is not assuming any liability or obligation of Dermavant.

2.3         The Parties agree and acknowledge that this Agreement is a contract for NovaQuest to make a loan, or extend other debt financing or financial accommodations, to or for the benefit of Dermavant (as such terms are used in section 365 of title 11 of the United States Code or other similar Bankruptcy Law). The Parties acknowledge and agree that NovaQuest’s interests hereunder are not equity interests and that NovaQuest shall have (without limitation of any other rights) the rights of a creditor and, to the extent of the value of the collateral securing its claims, a secured party (as defined in the UCC) for all purposes under this Agreement.

2.4          Initial Closing and Subsequent Closings

(a)         ~~2.3~~  Initial Closing. The initial closing of the transactions contemplated by this Agreement (the “Closing”) will take place promptly (and in any event within two Business Days) following satisfaction of the conditions set forth in Section 2.4 (Closing Conditions). At the Closing, (a) NovaQuest will deliver the NovaQuest Expense-Sharing Payment and (b) Dermavant and NovaQuest will each deliver duly executed copies of the Security Agreements and [***]  For the avoidance of doubt, it is agreed that the Closing has occurred.

(b)       Subsequent Closings. Any additional closing to which the Parties mutually agree in writing (each, a “Subsequent Closing”) will take place promptly following Dermavant’s delivery to NovaQuest of an Officer’s Certificate, executed by an officer of Dermavant, certifying that the representations and warranties set forth in Section 7.1 (Dermavant’s Representations and Warranties) are true and correct in all material respects as of the applicable Subsequent Closing Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except with respect to representations and warranties qualified by the term “material” or Material Adverse Effect, which representations and warranties shall be true and correct in all respects as of the applicable Subsequent Closing Date). At the first of such closings (the “First Subsequent Closing”), NovaQuest will deliver the NovaQuest First Subsequent Closing Expense-Sharing Payment. For the avoidance of doubt, it is agreed that the First Subsequent Closing has occurred.

2.5          ~~2.4~~ Closing Conditions.

(a)          Dermavant Closing Conditions. Dermavant’s obligation to consummate the transactions under this Agreement as contemplated at Closing shall be subject to the satisfaction of the following Closing conditions:

(i)
NovaQuest shall have delivered an Officer’s Certificate, executed by an officer of NovaQuest, certifying that the representations and warranties set forth in Section 7.2 are true and correct in all material respects as of the Closing Date (except with respect to representations and warranties qualified by the term “material,” which representations and warranties shall be true and correct in all respects as of the Closing Date); and

23

(ii)	The “Closing” of the APA (as defined in the APA) shall have occurred.

(b)        NovaQuest Closing Conditions. NovaQuest’s obligation to consummate the transactions under this Agreement as contemplated at Closing, including the funding of the NovaQuest Expense-Sharing Payment, shall be subject to the satisfaction of the following Closing conditions:

(i)
Dermavant shall have delivered an Officer’s Certificate, executed by an officer of Dermavant, certifying that: (x) Dermavant has complied in all material respects with the covenants set forth in Section 8.5 (Interim Covenants), and (y) the representations and warranties set forth in Section 7.1 are true and correct in all material respects as of the Closing Date (except with respect to representations and warranties qualified by the term “material” or Material Adverse Effect, which representations and warranties shall be true and correct in all respects as of the Closing Date); and

(ii)	The “Closing” of the APA (as defined in the APA) shall have occurred.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION

3.1	Performance of Development Plan and Commercialization Obligations.

(a)           Development Diligence.

(i)         Diligence. Dermavant shall, and shall ensure that each Responsible Party shall, use Commercially Reasonable Efforts to perform all activities described in the Development Plan, and to otherwise Develop the Product, in a manner that is (A) consistent with the Development Plan and (B) intended to ensure that Dermavant is reasonably likely to obtain Marketing Approval in the U.S. by the date set forth in the Development Plan. Dermavant shall submit all Marketing Approval Support Documents to Regulatory Authorities in the United States on or before the date that is [***] after Successful Completion~~; provided, however, that Dermavant shall be permitted to delay the submission of the Marketing Approval Support Documents for the first Indication for which it has achieved Successful Completion if it reasonably determines that it would be feasible to file the Marketing Approval Support Documents for both Indications at substantially the same time and thereby achieve substantially the same targeted approval dates.~~.

(ii)          Amendments to Development Plan. In the event that Dermavant desires to amend the Development Plan in any material respect, it shall notify NovaQuest in reasonable detail of the proposed amendment (the “Proposed Amendment Notice”). During the [***] period following NovaQuest’s receipt of a Proposed Amendment Notice, NovaQuest shall notify Dermavant that the amendment described in such Proposed Amendment Notice either (i) does not constitute a material amendment to the Development Plan, in which case Dermavant shall be free to amend the Development Plan as described in the Proposed Amendment Notice or (ii) constitutes a material amendment to the Development Plan, in which case Dermavant shall not amend the Development Plan without NovaQuest’s prior written

24

consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that NovaQuest’s consent for an amendment shall not be required if such amendment is being made pursuant to the recommendation or direction of the FDA that is either conveyed in writing or conveyed orally and subsequently confirmed in writing (e.g., documented in FDA meeting minutes); and provided, further, that if Dermavant amends the Development Plan in a manner that is inconsistent with this Section 3.1(a)(ii) (Amendments to Development Plan), such amendment shall be deemed to constitute a termination due to a reason other than for a Technical Failure of the applicable Indication (for clarity, such termination is solely with respect to the Indication that is affected by the Proposed Amendment Notice). For the purposes of this Section 3.1(a)(ii) (Amendments to Development Plan), a “material” amendment to the Development Plan shall be an amendment that, either alone or together with one or more other amendments, would reasonably be expected to (I) delay the receipt of Marketing Approval of either Indication in the U.S. by more than [***] from the projected approval date set forth in the Development Plan (as amended), or (II) result in a Material Adverse Effect.

(b)        Commercialization Diligence. Dermavant shall, and shall ensure that each Responsible Party shall, use Commercially Reasonable Efforts to Commercialize the Product in the United States and each other jurisdiction in which Marketing Approval has been obtained and for each Indication for which Marketing Approval has been obtained, in each case taking into account the CRE Considerations.

3.2         Program Termination. Dermavant shall not, and shall ensure that no Responsible Party shall, suspend or terminate the Program during the Term for any reason (including a commercially reasonable reason), except that Dermavant may: (y) terminate the Program for Technical Failure only in accordance with this Section 3.2 (Program Termination) or (z) effect a Non-Technical Termination only in accordance with this Section 3.2 (Program Termination). For the avoidance of doubt, suspension or termination of the Program other than in accordance with this Section 3.2 (Program Termination) shall be deemed a material breach of this Agreement by Dermavant.

(a)         Termination for Technical Failure. In the event Dermavant reasonably and in good faith believes a Technical Failure has occurred, it shall provide to NovaQuest [***] notice of the same setting forth the details and evidence of the purported Technical Failure (“Technical Failure Notice”). Promptly following the delivery of a Technical Failure Notice, the Parties (including, at a minimum, each Party’s Senior Officer and Primary Contact) will meet in person to review and discuss the purported Technical Failure and the possible termination of the Program, and Dermavant will reasonably consider NovaQuest’s feedback with respect to the Technical Failure. Dermavant will keep NovaQuest informed of any material decision-making process regarding such termination. In the event that Dermavant decides, after reasonably considering NovaQuest’s feedback, to terminate the Program for Technical Failure, Dermavant shall promptly deliver written notice of the same to NovaQuest (the “Termination Notice”). Dermavant shall not delay delivery of a Termination Notice so as to reduce the amount of any Technical Failure Termination Payment payable pursuant to Section 3.2(c)(ii) (Effect of Program Termination).

(b)        Non-Technical Termination. The Parties acknowledge and agree that termination of the Program with respect to both the Indications for any reason (even a commercially

25

reasonable reason) other than a Technical Failure shall be a “Non-Technical Termination”. (For clarity, any termination with respect to only a single Indication due to any reason other than a Technical Failure shall not be a Non-Technical Termination.) Upon the occurrence of a Non-Technical Termination, Dermavant shall (i) promptly notify NovaQuest of such termination and (ii) within [***] of the date of termination or deemed Non-Technical Termination under this Section 3.2(b) (Non-Technical Termination), pay NovaQuest the Non-Technical Termination Payment. A Non-Technical Termination shall be deemed to have occurred if: (A) there has been no Technical Failure with respect to both Indications, and (B) Dermavant and its Responsible Parties fail, for at least [***] to use Commercially Reasonable Efforts to actively and materially engage in the Development of the Product in a manner consistent with Dermavant’s obligations hereunder to Develop the Product (a “Deemed Non-Technical Termination”). If NovaQuest provides notice to Dermavant of a Deemed Non-Technical Termination, such Deemed Non-Technical Termination shall be effective [***] from the date of such notice unless during such [***] period Dermavant reasonably demonstrates that it is using Commercially Reasonable Efforts to Develop the Product in a manner consistent with its obligations hereunder.

(c)           Effect of Program Termination.  In addition to any other rights, remedies, or obligations set forth herein:

(i)           if Dermavant terminates the Program with respect to either Indication or both Indications for any reason, then, in addition to any other rights, remedies, or obligations set forth herein, Dermavant’s payment obligations pursuant to ARTICLE IV (Dermavant’s Payments) shall survive such that if Dermavant resumes the Program within [***] with respect to a previously terminated Indication, Dermavant will thereafter be obligated to make payments to NovaQuest pursuant to Section 4.1(a)(Quarterly Interest Payments) if, as and when they accrue and become due with respect to such previously terminated Indication (which payments shall be offset dollar-for-dollar by an amount equal to any termination fees paid to NovaQuest pursuant to Section 3.2(c)(ii) (Effect of Program Termination) or Section 3.2(c)(iii) (Effect of Program Termination)); and

(ii)         if Dermavant terminates the Program for Technical Failure pursuant to Section 3.2(a) (Termination for Technical Failure), Dermavant shall pay NovaQuest a payment (the “Technical Failure Termination Payment”) within [***] of the date on which the Termination Notice is delivered, which Technical Failure Termination Payment shall be calculated as follows:

[***]

[***]

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For the avoidance of doubt, if one Indication experiences a Technical Failure at a time while Dermavant is continuing to Develop the Product for the other Indication, then there shall not be a deemed termination of the Program for a Technical Failure unless and until Dermavant ceases Development of the second Indication, at which time a Termination Notice shall be delivered and the applicable payment set forth under this Section ~~3.2(c)(ii)~~3.2(c)(ii) shall be due.

(iii)        Following the occurrence of a Non-Technical Termination pursuant to Section 3.2(b) (Non-Technical Termination), Dermavant shall, within [***] of the date of the Non-Technical Termination, pay NovaQuest a Non-Technical Termination Payment.

(iv)       For the avoidance of doubt, if Dermavant makes either a Non-Technical Termination Payment or a Technical Failure Termination Payment and subsequently resumes the Program for either Indication, then in no event shall the re-termination of such Program result in any additional payments under Section 3.2(c) (Effect of Program Termination).

ARTICLE IV

DERMAVANT’S PAYMENTS

4.1         Quarterly Interest Payments~~; Sales Milestone Interest Payments; Net Sales Reports~~.

(a)           Quarterly Interest Payments.

(i)           ~~AD Payments.~~ [Reserved]

~~(1) Dermavant will pay NovaQuest~~ [***] ~~or~~ [***] ~~Quarterly Interest Payments (each such payment, an “AD Milestone Payment”) as follows: (A) within~~ [***] ~~of a Responsible Party’s first receipt of Marketing Approval of the Product in the United States for the AD Indication (“U.S. AD Approval”); (B) on the~~ [***] ~~of the Fiscal Quarter immediately following the date of U.S. AD Approval; and (C) on the~~ [***] ~~of (X) each of the succeeding~~ [***] ~~Fiscal Quarters or, (Y) in the event of a termination of the Program solely with respect to the Psoriasis Indication due to an event other than for a~~ [***] ~~each of the succeeding~~ [***] ~~Fiscal Quarters; provided, however, that, solely in the case of clause (Y), each Sales Milestone Interest Payment paid to NovaQuest (up to an aggregate of~~ [***] ~~shall be credited against (and deemed a prepayment of) each Quarterly Interest Payment otherwise owed in reverse chronological order, such that, the final Quarterly Interest Payments owed pursuant to clause (Y) of this Section 4.1(a)(i) are deemed discharged on account of the prior payment of the Sales Milestone Interest Payment. For clarity, Dermavant shall pay NovaQuest~~ [***] ~~AD Milestone Payments if there is no termination of the Program solely with respect to the Psoriasis Indication or Dermavant shall pay NovaQuest~~

27

[***] ~~AD Milestone Payments if there is a termination of the Program solely with respect to the Psoriasis Indication and due to an event other than for a~~ [***]~~. The maximum number of AD Milestone Payments due hereunder (i.e.,~~ [***] ~~or~~ [***] ~~as applicable) shall be referred to herein as the “Maximum Number of AD Milestone Payments”.~~

~~Upon the occurrence of Marketing Approval Revocation/Withdrawal applicable to the AD Indication, the total number of quarterly AD Milestone Payments due under this Section 4.1(a)(i)(1) (AD Payments) shall be reduced to the number of AD Milestone Payments received by NovaQuest as of the date of such Marketing Approval Revocation/Withdrawal. In the event that such Marketing Approval is reinstated (or the equivalent concept in a jurisdiction) in any jurisdiction following such Marketing Approval Revocation/Withdrawal and prior to the expiration of the Measurement Period, then the number of AD Milestone Payments due under this Section 4.1(a)(i)(1) (AD Payments) shall be restored to the Maximum Number of AD Milestone Payments that would have been due and payable immediately prior to the occurrence of Marketing Approval Revocation/Withdrawal (i.e., either~~ [***] ~~or~~  [***] ~~minus any payments made prior to Marketing Approval Revocation/Withdrawal. If such Marketing Approval is reinstated as set forth above, then Dermavant shall re-commence payment of the AD Milestone Payments on the first day of each of the succeeding Fiscal Quarters following reinstatement until NovaQuest has received, in the aggregate, the Maximum Number of AD Milestone Payments (i.e., either~~ [***] ~~or~~ [***] ~~as applicable), inclusive of any payments made prior to such Marketing Approval Revocation/Withdrawal.~~

~~(2)  During the period commencing on the E.U. AD Milestone Payment Trigger Date and continuing until the earliest of the date of U.S. AD Approval, payment of the Non-Technical Termination Payment in accordance with Section 3.2(c)(iii) or Marketing Approval Revocation/Withdrawal, Dermavant will pay NovaQuest~~ [***] ~~E.U. AD Payments as follows: (A) within~~ [***] ~~following the E.U. AD Milestone Payment Trigger Date; (B) on the~~ [***] ~~of the Fiscal Quarter immediately following the date of E.U. AD Milestone Payment Trigger Date; and (C) on the~~ [***] ~~of each of the succeeding~~ [***] ~~Fiscal Quarters. “E.U. AD Payment” means an amount equal to~~ [***] ~~of the Quarterly Interest Payment.~~

~~(3) During the period commencing on the Japan AD Milestone Payment Trigger Date and continuing until the earliest of the date of U.S. AD Approval, payment of the Non-Technical Termination Payment in accordance with Section 3.2(c)(iii) or Marketing Approval Revocation/Withdrawal, Dermavant will pay NovaQuest~~ [***] ~~Japan AD Payments as follows: (A) within~~ [***]

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~~following the Japan AD Milestone Payment Trigger Date; (B) on the~~ [***] ~~of the Fiscal Quarter immediately following the date of Japan AD Milestone Payment Trigger Date; and (C) on the~~ [***] ~~of each of the succeeding~~ [***] ~~Fiscal Quarters.     “Japan AD Payment” means an amount equal to~~ [***] ~~of the Quarterly Interest Payment.~~

~~(4)  Dermavant may credit E.U. AD Payments and Japan AD Payments paid to NovaQuest against any interest payments due pursuant to Section 4.1(a) (regardless of the Indication to which such payments relate). Additionally, Dermavant may also credit any Non-Technical Termination Payment paid to NovaQuest against any E.U. AD Payments and Japan AD Payments otherwise payable in accordance with this Section 4.1(a)(i).~~

~~(ii)~~          Psoriasis Payments.

~~(1)~~          Dermavant will pay NovaQuest ~~a total of~~ [***] Quarterly Interest Payments (each such payment, a “Psoriasis Milestone Payment”) as follows: (A) within [***] of a Responsible Party’s first receipt of Marketing Approval in the United States of the Product for the Psoriasis Indication (“U.S. Psoriasis Approval”); (B) on the [***] of the Fiscal Quarter immediately following the date of U.S. Psoriasis Approval; and (C) on the first day of ~~(X)~~ each of the succeeding [***] Fiscal Quarters ~~or, (Y) in the event of a termination of the Program solely with respect to the AD Indication due to an event other than for a~~ [***] ~~each of the succeeding~~ [***] ~~Fiscal Quarters; provided, however, that, solely in the case of clause (Y), each Sales Milestone Interest Payment paid to NovaQuest (up to an aggregate of~~ [***]~~) shall be credited against (and deemed a prepayment of) each Quarterly Interest Payment otherwise owed in reverse chronological order, such that, the final Quarterly Interest Payments owed pursuant to clause (Y) of this Section 4.1(a)(ii) are deemed discharged on account of the prior payment of the Sales Milestone Interest Payment~~ending with and including the Fiscal Quarter ending June 30, 2028; provided that the Quarterly Interest Payment that would otherwise have been due and payable April 1, 2024 shall instead be due and payable on the Second Amendment Effective Date. For clarity, Dermavant shall pay NovaQuest [***] Psoriasis Milestone Payments ~~if there is no termination of the Program solely with respect to the AD Indication or Dermavant shall pay NovaQuest~~ [***] ~~Psoriasis Milestone Payments if there is a termination of the Program solely with respect to the AD Indication and due to an event other than for a~~ [***] ~~The maximum number of Psoriasis Milestone Payments due hereunder (i.e.,~~ [***] ~~or~~ [***~~] as applicable) shall be referred to herein as the “Maximum Number of Psoriasis Milestone Payments.”~~, with the final such payment being due on April 1, 2028.

~~Upon the occurrence of Marketing Approval Revocation/Withdrawal applicable to the Psoriasis Indication, the total number of quarterly Psoriasis Milestone Payments due under this Section 4.1(a)(ii)(1) shall be reduced to the number of Psoriasis Milestone Payments received by NovaQuest as of the date of such Marketing Approval Revocation/Withdrawal. In the event that Marketing Approval for the Psoriasis Indication is reinstated (or the equivalent concept in a~~

29

~~jurisdiction) in any jurisdiction following such Marketing Approval Revocation/Withdrawal and prior to the expiration of the Measurement Period, then the number of Psoriasis Milestone Payments due under this Section 4.1(a)(ii)(1) (Psoriasis Payments) shall be restored to the Maximum Number of Psoriasis Milestone Payments prior to the occurrence of such Marketing Approval Revocation/Withdrawal (i.e., either~~ [***] ~~or~~ [***] ~~minus any payments made prior to such Marketing Approval Revocation/Withdrawal. If such Marketing Approval is reinstated as set forth above, then Dermavant shall re-commence payment of the Psoriasis Milestone Payments on the first day of each of the succeeding Fiscal Quarters following reinstatement until NovaQuest has received, in the aggregate, the Maximum Number of Psoriasis Milestone Payments (i.e., either~~ [***] ~~or~~ [***] ~~as applicable), inclusive of any payments made prior to such Marketing Approval Revocation/Withdrawal.~~

~~(2)  During the period commencing on the E.U. Psoriasis Milestone Payment Trigger Date and continuing until the earliest of the date of U.S. Psoriasis Approval, payment of the Non-Technical Termination Payment in accordance with Section 3.2(c)(iii) or Marketing Approval Revocation/Withdrawal, Dermavant will pay NovaQuest~~ [***] ~~E.U. Psoriasis Payments as follows: (A) within~~ [***] ~~following the E.U. Psoriasis Milestone Payment Trigger Date; (B) on the~~ [***] ~~day of the Fiscal Quarter immediately following the date of E.U. Psoriasis Milestone Payment Trigger Date; and (C) on the~~ [***] ~~day of each of the succeeding~~ [***] ~~Fiscal Quarters.    “E.U. Psoriasis Payment”  means an amount equal to~~ [***] ~~of the Quarterly Interest Payment.~~

~~(3)  During the period commencing on the Japan Psoriasis Milestone Payment Trigger Date and continuing until the earliest of the date of U.S. Psoriasis Approval, payment of the Non-Technical Termination Payment in accordance with Section 3.2(c)(iii) or Marketing Approval~~ Revocation/Withdrawal, Dermavant will pay NovaQuest [***] ~~Japan Psoriasis Payments as follows: (A) within~~  [***] ~~following the Japan Psoriasis Milestone Payment Trigger Date; (B) on the~~ [***] ~~day of the Fiscal Quarter immediately following the date of the Japan Psoriasis Milestone Payment Trigger Date; and (C) on the~~ [***] ~~day of each~~ of the succeeding [***] Fiscal Quarters.     “Japan Psoriasis Payment” means an amount equal to [***] of the Quarterly ~~Interest Payment.~~

~~(4)  Dermavant may credit E.U. Psoriasis Payments and Japan Psoriasis Payments paid to NovaQuest against any interest payments due pursuant to Section 4.1(a) (regardless of the Indication to which such payments relate). Additionally, Dermavant may also credit any Non-Technical Termination Payment paid to NovaQuest against any E.U. Psoriasis~~

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~~Payments and Japan Psoriasis Payments otherwise payable in accordance with this Section 4.1(a)(ii).~~

(iii)         At any time prior to any portion(s) of ~~an AD Milestone Payment or~~a Psoriasis Milestone Payment coming due, Dermavant may in lieu of making such payment, elect to pay NovaQuest a PV Payment. To make such an election, Dermavant shall, prior to the applicable ~~AD Milestone Payment or~~ Psoriasis Milestone Payment coming due, provide to NovaQuest: (a) written notice setting forth the dates for which the PV Payment is being made, as well as ~~both~~ the amount of the ~~AD Milestone Payment or~~ Psoriasis Milestone Payment for which it elects to make a PV Payment (the “PV Election Amount”) and the details of the PV Payment calculation and (b) the PV Payment. Upon making a PV Payment for a particular ~~AD Milestone Payment or~~ Psoriasis Milestone Payment, Dermavant shall then not be required to make such payment(s) when they would otherwise come due (e.g., if Dermavant makes PV Payments covering four (4) quarterly installments for ~~a given~~the Psoriasis Indication, then it shall be relieved from making such four (4) quarterly payments as and when they otherwise would come due).

[***]

[***]

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~~(b) Sales Milestone Interest Payments. For the period commencing on the date on which Marketing Approval is first obtained for any Indication and ending on the later of the last day of the Fiscal Year that is~~ [***] ~~after the earlier of the first U.S. AD Approval or the first U.S. Psoriasis Approval (the “Measurement Period”), Dermavant shall pay NovaQuest a Sales Milestone Interest Payment no later than~~ [***] ~~after the delivery of the applicable Net Sales Report that shows the first achievement of each of the following events (each a “Sales Milestone Event”):~~

~~(i)~~	~~Net Sales in a Fiscal Year equal or exceed~~ [***]

~~(ii)~~	~~Net Sales in a Fiscal Year equal or exceed~~ [***]

~~(iii)~~	~~Net Sales in a Fiscal Year equal or exceed~~ [***] ~~and~~

(iv)	 ~~Net Sales in a Fiscal Year equal or exceed~~ [***]

~~Each of the foregoing Sales Milestone Interest Payments shall be made only one time following the achievement of the respective Sales Milestone Event. In the event that no U.S. AD Approval or no U.S. Psoriasis Approval occurs during the [***] following the date on which Marketing Approval is first obtained for any Indication, then the Measurement Period shall~~

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~~expire on the~~ [***] ~~of the date on which Marketing Approval is first obtained for any Indication.~~

~~(c)  Net Sales Reports. Following the first Marketing Approval of the Product and through the end of the Measurement Period, Dermavant shall deliver a written report setting forth, in reasonable detail, the cumulative global Net Sales occurring during and through the end of each Fiscal Quarter and the year-to-date global Net Sales for such Fiscal Year (the “Net Sales Report”). The Net Sales Report shall be delivered to NovaQuest no later than (i)~~ [***] ~~after the end of each Fiscal Quarter (other than the last Fiscal Quarter of a fiscal year) and (ii)~~ [***] ~~after the end of the last Fiscal Quarter of a Fiscal Year. All Net Sales Reports and information contained therein shall be Confidential Information of Dermavant.~~

4.2         NovaQuest’s Account. All payments under this Agreement to NovaQuest shall be made in U.S. Dollars by wire transfer in immediately available funds, to such account as NovaQuest designates in writing from time to time. ~~With respect to Net Sales invoiced in a currency other than U.S. Dollars, such Net Sales will be converted into the U.S. Dollar equivalent using the conversion rate existing in the United States (as reported in The Wall Street Journal, New York edition) for the applicable currency on the last Business Day of the applicable Fiscal Quarter. If The Wall Street Journal ceases to publish such exchange rate, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States on which the Parties reasonably agree.~~

4.3          Dermavant’s Reports and Record Keeping; NovaQuest’s Audit Rights.

 (a)         Quarterly Reports:  No later than: (i) [***] after the end of each Fiscal Quarter (other than the last Fiscal Quarter of a fiscal year) and (ii) [***] after the end of the last Fiscal Quarter of a Fiscal Year during the Product Development Period, Dermavant will submit to NovaQuest a Quarterly Report for the most recently completed Fiscal Quarter.

~~(b)~~        Records. Dermavant shall, and shall ensure that the Responsible Parties shall, keep and maintain for a period of [***] from the end of any calendar month accounts and records of all data reasonably required to verify~~:~~

~~(i)~~           any information required to be provided to NovaQuest under this Agreement~~; and~~

~~.(ii)         (A) the gross amount invoiced by any Responsible Party to Third Parties for sales of the Product and (B) the calculation of Net Sales.~~

Dermavant’s and the Responsible Parties’ recordkeeping obligations shall survive until the date that is [***] from the date on which Dermavant makes the last possible ~~Sales~~Psoriasis Milestone ~~Interest~~ Payment (the “Recordkeeping Period”).

(c)         Audit of Dermavant. From the Closing Date until the expiration of the Recordkeeping Period, upon prior written notice to Dermavant, NovaQuest shall have the right to audit, through an independent certified public accountant of national recognition selected by NovaQuest and reasonably acceptable to Dermavant, those accounts and records of Dermavant

33

and its Affiliates involved in the Commercialization of the Product as may be reasonably necessary to verify Dermavant’s and such Affiliates’ compliance with this Agreement. Such audits must occur during normal business hours and upon providing at least [***] prior written notice, and may occur no more than once per Fiscal Year. NovaQuest shall be solely responsible for the cost of any such audit~~, unless the independent certified public accountant’s report shows, in respect of any Fiscal Year then being reviewed, an underreporting of Net Sales for such Fiscal Year by more than~~ [***] ~~in which case Dermavant shall be responsible for the reasonable expenses incurred by NovaQuest for the independent certified public accountant’s services.~~.

(d)          Audit of Licensees. Dermavant shall include in each License Agreement terms record keeping and audit rights substantially similar to those set forth herein. From the Closing Date until the expiration of the Recordkeeping Period, if Dermavant completes an audit of a Licensee’s books and records prior to the end of the Recordkeeping Period, Dermavant shall, subject to reasonable confidentiality obligations and any applicable limitations under Applicable Law, share the written results of any such audit of a Licensee. In addition, prior to the expiration of the Recordkeeping Period, if, with respect to any Licensee, Dermavant does not during any consecutive [***] period undertake an audit reasonably sufficient to verify such Licensee’s compliance with the terms of this Agreement applicable to a Responsible Party then, upon the reasonable request of NovaQuest, Dermavant shall undertake such an audit of such Licensee’s books and records, in accordance with the provisions of the applicable License Agreement (which, for the avoidance of doubt, shall be provisions that are substantially similar to those that are set forth herein) and subject to any limitations under Applicable Law, and NovaQuest shall reimburse Dermavant for the reasonable out-of-pocket costs of such audit ~~unless the results of the audit shows, in respect of any Fiscal Year then being reviewed, an underreporting of Net Sales for such Fiscal Year by more than~~ [***] ~~in which case Dermavant shall be responsible for such costs~~.

(e)           Audit Dispute~~. If Dermavant disputes the results of any audit conducted pursuant to this Section 4.3 (Dermavant’s Reports and Record Keeping; NovaQuest’s Audit Rights), the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within~~ [***] ~~the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such procedure as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. If the Auditor determines that there has been an underpayment by Dermavant, Dermavant shall pay to NovaQuest the underpayment within~~ [***] ~~after the Auditor’s decision, plus interest (as set forth in Section 4.5 (Interest)) from the original due date. If the Auditor determines that there has been an overpayment by Dermavant, then Dermavant may take a credit for such overpayment against any future payments due to NovaQuest.~~

4.4          Taxes.

(a)         If any Governmental Authority requires Dermavant to deduct or withhold any amount from, or NovaQuest to pay any present or future Tax, assessment, or other governmental charge on, any payment to NovaQuest (“Withholding Payment”), Dermavant will,   in addition to

34

paying NovaQuest such reduced payment, simultaneously pay NovaQuest such additional amounts such that NovaQuest receives the full contractual amount of the applicable payment from Dermavant as if no such Withholding Payment had occurred, provided, that, Dermavant shall not be required to pay such additional amounts with respect to any Withholding Payment that is attributable to any Excluded Taxes. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss and cooperate regarding applicable mechanisms for minimizing such Taxes to the extent possible in compliance with Applicable Law.

(b)

(i)
If NovaQuest is entitled to an exemption from or reduction of a Withholding Payment with respect to payments made under this Agreement, it shall deliver to Dermavant, at the time or times reasonably requested by Dermavant, such properly completed and executed documentation reasonably requested by Dermavant as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, NovaQuest, if reasonably requested by Dermavant, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Dermavant as will enable Dermavant to determine whether or not NovaQuest is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (b)(ii) of this Section) shall not be required if in NovaQuest’s reasonable judgment such completion, execution or submission would subject NovaQuest to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of NovaQuest and, for clarity, NovaQuest shall be deemed to have complied with its obligations under this Section if it has so exercised its reasonable judgment. NovaQuest agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or notify Dermavant in writing of its legal inability to do so, in either case within a reasonable amount of time following Dermavant’s request for an update.

(ii)
Without limiting the generality of the foregoing, in the event that Dermavant assigns its rights and obligations hereunder to an Affiliate that is a U.S. Person, NovaQuest shall deliver to Dermavant from time to time upon the reasonable request of Dermavant, executed copies of IRS Form W-9 or W-8, as applicable, certifying that it is exempt from U.S. federal backup withholding tax.

(iii)
If a payment made to NovaQuest hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if NovaQuest were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), NovaQuest shall deliver to Dermavant at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Dermavant such documentation prescribed by

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Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Dermavant as may be necessary for Dermavant to comply with its obligations under FATCA and to determine that NovaQuest has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)	Dermavant shall deliver to NovaQuest the original or a certified copy of a receipt issued by any Governmental Authority evidencing the payment of any withholding Tax on NovaQuest’s behalf.

(c)        NovaQuest and each of its assignees under this Agreement shall, at the time that it becomes a party hereunder, represent, in the applicable assignment agreement which it executes on becoming a party, and for the benefit of Dermavant, that it is not a Qualifying Bank.

4.5          Late Interest. In the event that a payment under this Agreement is not made when due, such outstanding payment will accrue interest, beginning on the date when the payment was due, at an annual rate equal to [***] plus the Prime Rate, (or the maximum rate permitted under Applicable Law, whichever is less). Such accrued interest will be compounded annually. Payment of accrued interest will accompany payment of the outstanding payment. “Prime Rate” means the prime rate as reported in The Wall Street Journal, New York Edition, on the date such payment first comes due.

4.6        Minimum Interest Rates and Payments Recalculation. The Parties do not expect that the payments made by Dermavant hereunder will be subject to Swiss Withholding Tax, but if a Tax deduction is required by Swiss law to be made by a Swiss Borrower in respect of any interest payable by it under this Agreement and should it be unlawful for such Swiss Borrower to comply with Section 4.4(a) (Taxes), taking into account any exclusions set out in this Agreement, for any reason, the applicable interest rate in relation to that interest payment shall be: (i) the interest rate which would have applied to that interest payment in the absence of this Section 4.6 divided by (ii) [***] and (a) that the Swiss Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 4.6 (Minimum Interest Rates and Payments Recalculation), (b) the Swiss Borrower shall make the Tax deduction on the interest so recalculated and (c) all references to a rate of interest in this Agreement shall be construed accordingly. No recalculation of interest shall be made under this Section 4.6 (Minimum Interest Rates and Payments Recalculation) if an event of default has not occurred or is not continuing and the Non-Bank Rules would not have been violated if (i) such lender under this Agreement which is not a Permitted Non-Qualifying Bank in relation to which the Swiss Borrower makes the payment, was a Qualifying Bank but on that date that lender under this Agreement is not or has ceased to be a Qualifying Bank other than as a result of any change of law after the date it became a lender under this Agreement or (ii) such lender under this Agreement, in relation to which the Swiss Borrower makes the payment, had complied with its obligations under Section 11.7 (Successors and Assigns). For avoidance of doubt, Dermavant shall not be required to pay any additional amounts under Section 4.4 (Taxes)

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above if a recalculation of interest is made pursuant to this Section 4.6 (Minimum Interest Rates and Payments Recalculation).

4.7          Timing of Payments. Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day.

ARTICLE V

INFORMATION RIGHTS

5.1         Generally.

(a)       In connection with NovaQuest’s service on the Joint Steering Committee contemplated by Section 5.2 (Joint Steering Committee), the representatives appointed by NovaQuest may request Dermavant to provide them with such information relating to the Development and Commercialization of the Product as reasonably necessary for them to fulfill their role on the Joint Steering Committee. Such information requests by NovaQuest may relate to the following matters:

(i)           general Development and commercial readiness overview and updates, including any issues with regard to manufacturing;

(ii)          material Regulatory Filings, including an NDA;

(iii)         safety update reports provided to a Regulatory Authority;

(iv)         clinical trial protocols, statistical analysis plans, final clinical study reports, and equivalent documents from pre-clinical trials; and

(v)          clinical trial enrollment, progress, and results and general progress of the Development Plan.

Dermavant may reasonably select the means of communication for delivery of such information, including via summaries, reports, and presentations made during meetings of the Joint Steering Committee; provided, however, that upon NovaQuest’s reasonable request, Dermavant shall respond to NovaQuest’s questions regarding the matters described in clauses (i) through (v) of this Section 5.1 (Generally).

5.2          Joint Steering Committee.

(a)         Generally. In order to fulfill the objectives and provide monitoring of, and communication regarding, the Program and this Agreement, the Parties shall form a joint steering committee (the “Joint Steering Committee” or “JSC”), whose initial members are listed on Exhibit 2. The JSC may (i) review and comment on the Development and Commercialization of the Product; (ii) serve as a forum for discussion for matters relating to the Development and Commercialization of the Product; (iii) discuss potential material amendments

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to the Development Plan and clinical trial protocols; and (iv) review clinical study reports. The JSC shall be the primary forum for Dermavant to communicate with NovaQuest regarding the progress with respect to Development and Commercialization of the Product as well as any problems associated with the foregoing. The JSC shall have no decision-making power or authority to bind either Party.

(b)          JSC Membership. The JSC shall include two (2) representatives (including the Primary Contact) appointed by Dermavant who have appropriate authority over the Development or Commercialization of the Product and two (2) representatives (including the Primary Contact and another senior executive of NovaQuest) appointed by NovaQuest. Upon reasonable notice of a Party, other representatives of such Party may attend meetings of the JSC; provided, that if such representatives are not employees of a Party, they shall be subject to (i) approval of the other Party (such approval to not be unreasonably withheld or delayed) and (ii) confidentiality obligations at least substantially equivalent to those set forth herein. NovaQuest’s initial Primary Contact shall be [***]. Dermavant’s initial Primary Contact shall be [***]. A Party may change its Primary Contact or appointees to the JSC at any time, but must give notice to the other Party of any such change as soon as reasonably practical. NovaQuest agrees that neither of its representatives on the JSC will be involved in the development of a Competing Product during the term of this Agreement.

(c)          Meetings. The JSC shall meet at least one time every [***] until the first commercial sale of the Product. Such meetings shall be conducted either in person at the offices of Dermavant or such other location as mutually agreed upon, or by telephone or videoconference, as the Parties agree.

(d)          Termination. The Joint Steering Committee shall be dissolved upon an Initial Public Offering.

5.3        Notification of Material Adverse Events. Dermavant will promptly notify NovaQuest if it is aware of the occurrence of a Material Adverse Event (and Dermavant shall be responsible for requiring that each other Responsible Party notifies Dermavant of a Material Adverse Effect upon such Responsible Party becoming aware thereof).

5.4        Notice of Certain Events. In addition to its notification obligations set forth in Section 5.3 (Notification of Material Adverse Events), Dermavant will notify NovaQuest in writing with respect to the following matters regarding the Product promptly upon Dermavant’s knowledge thereof (and Dermavant shall be responsible for requiring that each other Responsible Party notifies Dermavant of such matters upon such Responsible Party becoming aware thereof):

(a)          any decision to cease the Development or Commercialization of the Product in any material respect (it being understood and agreed that delivery of a Proposed Amendment Notice pursuant to Section 3.1(a)(ii) shall, if it clearly communicates Dermavant’s decision to cease the Development of the Product and is delivered promptly following such decision by Dermavant, satisfy the obligation under this Section 5.4(a));

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(b)          the actual or written threatened revocation, withdrawal, suspension, cancellation, termination, or material adverse modification of any approvals or authorizations of Governmental Authorities with respect to the Product; or

(c)          Dermavant’s or, following Dermavant’s knowledge, any other Responsible Party’s being debarred, excluded, suspended, or otherwise ineligible to participate in government health care programs; or the receipt by Dermavant or any other Responsible Party of any material written notice (adverse or otherwise) from any Governmental Authority regarding the approvability or approval of the Product.

ARTICLE VI

CONFIDENTIAL INFORMATION

6.1        Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” of a Party means any confidential and/or proprietary information furnished by or on behalf of such Party or its Affiliates (the “Disclosing Party”) to another Party or its Affiliates (the “Receiving Party”) pursuant to this Agreement or learned through observation during visit(s) to any facility of the Disclosing Party. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation or other competent evidence:

(i)          was already known to the Receiving Party, other than under an obligation of confidentiality, at the time it was disclosed to or learned by the Receiving Party hereunder;

(ii)         was generally available to the public or otherwise part of the public domain at the time it was disclosed to or learned by the Receiving Party hereunder;

(iii)        became generally available to the public or otherwise part of the public domain after it was disclosed to or learned by the Receiving Party hereunder, other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv)        was lawfully disclosed to the Receiving Party, after it was disclosed to or learned by the Receiving Party hereunder, by a Third Party that is not bound by any obligation of confidentiality with respect to such information; or

(v)          is independently developed by the Receiving Party without the benefit or use of the Confidential Information of the Disclosing Party.

6.2         Obligations. Except as authorized in this Agreement or except upon obtaining the Disclosing Party’s prior written permission to the contrary, Receiving Party agrees that for the Term and for [***] thereafter, it will:

(a)          maintain in confidence, and not disclose to any Person or entity, the Disclosing Party’s Confidential Information;

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(b)          not use the Disclosing Party’s Confidential Information for any purpose, except for performing Receiving Party’s obligations and exercising its rights under this Agreement; and

(c)        protect the Disclosing Party’s Confidential Information in its possession by using the same degree of care as it uses to protect its own Confidential Information (but, in any event, no less than a reasonable degree of care).

Notwithstanding anything to the contrary in this Agreement, Disclosing Party will be entitled to injunctive relief to restrain the breach or threatened breach by Receiving Party of this ARTICLE VI (Confidential Information) without having to prove actual damages or threatened irreparable harm or post any bond or other security. Such injunctive relief will be in addition to any rights and remedies available to the Disclosing Party at law, in equity, and under this Agreement for such breach or threatened breach.

6.3          Permitted Disclosures.

(a)          Permitted Disclosures.

(i)        Generally. The Receiving Party may disclose the Disclosing Party’s Confidential Information (without the Disclosing Party’s prior written permission) if such disclosure is made to the Receiving Party’s Affiliates, employees, agents, consultants, tax advisors, accountants, or attorneys, in each case, who need to know such Confidential Information and who are, prior to receiving such disclosure, bound by written or professional confidentiality and non-use obligations no less stringent than those contained herein.

(ii)       NovaQuest Disclosures. Solely in connection with the Closing and to the extent reasonably necessary, in NovaQuest’s sole discretion, for NovaQuest to obtain funding for the NovaQuest Expense-Sharing Payment and enter into this Agreement, NovaQuest shall be permitted to disclose Dermavant’s Confidential Information to other Persons who: (A) are limited partners, investors or potential investors (or advisors or fiduciaries to such Persons, including trustees, directors, members of a limited partner advisory committee, or members of an investment committee) of NovaQuest being asked to, directly or indirectly, fund (or approve for funding) a portion of the NovaQuest Expense-Sharing Payment, and (B) need to know such Confidential Information in connection with making his, her, or its investment decision regarding this Agreement and are bound by written or professional confidentiality and non-use obligations no less stringent than those contained herein. In addition, NovaQuest may disclose the identity of Dermavant, the Product that is the subject of this Agreement, and the fact that this Agreement provides for quarterly interest payments and milestone interest payments to Persons who are or are employed or retained by investors or potential investors in NovaQuest and its Affiliates or potential investment targets of NovaQuest and its Affiliates, provided that any such Persons are, prior to receiving such disclosure, bound by written or professional confidentiality and non-use obligations no less stringent than those contained herein.

(iii)        Dermavant Disclosures. Dermavant shall be permitted to disclose Confidential Information (including the existence and terms of this Agreement) to potential or actual investors, lenders, investment bankers, acquirers, licensees/sublicensees and other financial and commercial partners as may be necessary in connection with their evaluation of

40

such potential or actual investment, loan, financing (including an Initial Public Offering or any other offering of securities), collaboration, merger, acquisition or similar transaction; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this ARTICLE VI (Confidential Information) (unless a shorter duration of confidentiality is customary in the industry).

(iv)         Regulatory Disclosures. The Receiving Party may disclose the Disclosing Party’s Confidential Information (without the Disclosing Party’s prior written permission) if such disclosure is made to officers, employees, or advisors of any Regulatory Authorities for the purpose of performing Product Development Activities, submitting Regulatory Filings for the Program, or obtaining Marketing Approval for the Product.

Notwithstanding the foregoing, the Receiving Party shall be responsible for any breach of this ARTICLE VI (Confidential Information) by any of the Third Parties described in this Section 6.3(a) (Permitted Disclosures) to which it discloses Confidential Information (as if such Third Party was bound by the terms of this ARTICLE VI (Confidential Information)), and shall take all reasonably necessary measures to restrain such Third Parties from unauthorized disclosure or use of the Confidential Information.

(b)        Legally Required. Receiving Party may disclose Disclosing Party’s Confidential Information, without Disclosing Party’s prior written permission, to any Person to the extent such disclosure is necessary to comply with Applicable Law (including the Securities Act and the Exchange Act), applicable stock exchange requirements, or an order or subpoena from a court of competent jurisdiction; provided, however, that Receiving Party, to the extent it may legally do so, shall give reasonable advance notice to Disclosing Party of such disclosure and, at Disclosing Party’s reasonable request and expense, Receiving Party shall use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).

6.4          Terms of Agreement. The Parties agree that they will each treat the existence, contents and terms of this Agreement as confidential, and neither Party shall make any press release or other public disclosure that discloses or otherwise concerns this Agreement or any terms hereof, without the prior written consent of the other Party, except to the extent allowed under Section 6.3 (Permitted Disclosures) or as otherwise permitted in accordance with this Section 6.4 (Terms of Agreement). Consistent with Section 6.3(b) (Permitted Disclosures), the Parties agree to use reasonable efforts to provide the other with a copy of that portion of any filing required by a securities agency regarding this Agreement or its terms to review prior to filing and to consider any comments of the other Party in good faith, and to the extent either Party is required to file or disclose this Agreement with a securities agency, such Party shall consider in good faith the other Party’s comments with respect to confidential treatment of this Agreement’s terms and shall redact this Agreement in a manner allowed by the securities agency to protect sensitive terms, and shall be permitted to file this Agreement, as so redacted, with the securities agency. For purposes of clarity, each Party is free to discuss with Third Parties the information regarding this Agreement and the Parties’ relationship disclosed in such securities filings and any other authorized public announcements.

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6.5          Use of Names. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name, or logotype of the other Party or its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, promotional material, or other form of publicity without the prior written approval of such other Party in each instance. Notwithstanding the foregoing, the restrictions imposed by this Section 6.5 (Use of Names) shall not prohibit Receiving Party from making any disclosure identifying any Person to the extent required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted), provided that the Receiving Party shall provide the Disclosing Party with written notice of such disclosure.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

7.1          Dermavant’s Representations and Warranties. Except as set forth in disclosure schedules attached hereto, Dermavant represents and warrants to NovaQuest as of the Effective Date as follows:

(a)          Organization. Dermavant is a company duly organized, validly existing, and in good standing under the laws of Switzerland.

(b)         No Consent. No consent, approval, license, order, authorization, registration, declaration, or filing with or of any Third Party, other than Marketing Approval required with respect to the Product and customary UCC and similar filings needed to perfect NovaQuest’s liens under the Security Agreements, is required by Dermavant in connection with the execution and delivery by Dermavant of this Agreement, the performance by Dermavant of its obligations under this Agreement, the Security Agreements, or the consummation of any of the transactions contemplated hereby or thereby.

(c)        Authorization. Dermavant has all necessary corporate power, right, and authority to carry on its business as it is presently carried on by Dermavant, enter into, execute, and deliver this Agreement and the Security Agreements, and perform all of the covenants, agreements and obligations to be performed by Dermavant hereunder and thereunder. This Agreement has been, and as of the Closing, the Security Agreements will be, duly executed and delivered by Dermavant and constitute Dermavant’s valid and binding obligation, enforceable against Dermavant in accordance with the terms of each respective agreement, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally and equitable principles.

(d)         No Conflicts. The execution and delivery of this Agreement and the Security Agreements by Dermavant and the performance by Dermavant of its obligations hereunder and thereunder does not and will not (i) violate any provision of the organizational documents of Dermavant; (ii) conflict with or violate any Applicable Law that applies to Dermavant, its Controlled Affiliates, Parent, or their respective assets or properties; (iii) require any permit, authorization, consent, approval, exemption, or other action by, notice to, or filing with any entity or Governmental Authority (other than as expressly contemplated hereby); (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time

42

or both) a material default under, or an event that would give rise to any right of notice, modification, acceleration, payment, cancellation, or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Dermavant, its Controlled Affiliates, or Parent is a party or by which any of its properties or assets are bound; or (v) result in the creation or imposition of any Lien on any part of the Product Assets or the properties or assets of Dermavant, except, in the case of each of clauses (ii), (iii), (iv) or (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Product Assets. Except as set forth in Schedule 7.1(e), Dermavant solely owns all right, title, and interest in and to (i) the Product; (ii) all Patents that Cover the Development, manufacture, use, or sale of the Product, all of which are listed in Schedule 7.1(e); and (iii) all material data, trade secrets, Product IP Rights, and other intellectual property rights used by it in the research, Development, and manufacture of the Product. Schedule 7.1(e) specifies as to each listed Patent (A) the jurisdictions by or in which each such Patent has issued as a patent or a patent application has been filed, including the respective patent or patent application numbers and (B) any party other than Dermavant owning or having an interest in such Patent, including the nature of such interest. All of the Patents are in full force and effect and have not lapsed, expired, or otherwise terminated. To Dermavant’s knowledge and to Parent’s knowledge, no Person claims to be an inventor under any of the Patents who is not a named inventor thereof. As of the Effective Date, there are no licensees or Licensees.As of the Effective Date, Dermavant has no payment obligation, whether secured or unsecured, that is senior to or has priority over Dermavant’s payment obligations to NovaQuest under this Agreement.

(f)         Litigation. There is no action, suit, claim, proceeding, interference, reexamination, opposition, or investigation pending or threatened against Dermavant, its Controlled Affiliates, or Parent at law or in equity, arbitration proceeding to which Dermavant is a party, or Governmental Authority inquiry pending or, to the knowledge of Dermavant and to the knowledge of Parent, threatened against Dermavant, its Controlled Affiliates, or Parent, that, if adversely determined, would: (i) question or defeat the validity or enforceability of, or Parent’s or Dermavant’s rights to any Patent Covering the Product or Product IP Rights owned or controlled by Parent or Dermavant; (ii) prevent the consummation of the transactions contemplated by this Agreement or the Security Agreements; or (iii) if settled or adversely determined, would reasonably be expected to have, individually on in the aggregate, a Material Adverse Effect.

(g)          Infringement. To the knowledge of Dermavant and to the knowledge of Parent, the making, use, sale, offer for sale, and import of the Product by Dermavant and its Controlled Affiliates, Licensees, licensees, or sublicensees does not, and, if the Product was being sold as of the Effective Date, would not, as of the Effective Date, infringe any patent claim of any Third Party or misappropriate or make any unauthorized use of any patent or intellectual property rights of any Third Party. To the knowledge of Dermavant, no Third Party is infringing, misappropriating or making any unauthorized use of a Patent Covering the Product or Product Know-How. None of the Patents Covering the Product or Product Know-How is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof by Dermavant.

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(h)          Material Contracts. All Material Contracts to which Dermavant or a Controlled Affiliate is a party or will be a party as of the Closing Date are listed in Schedule 7.1(h) and are, except as set forth in Schedule 7.1(h), in full force and effect. Dermavant has provided complete copies of all such Material Contracts to NovaQuest. Dermavant is in compliance with and has not materially breached, violated, or defaulted under, or received written notice that it has materially breached, violated, or defaulted under any of the terms or conditions of any such Material Contract. Dermavant is not aware of any event that has occurred or circumstance or condition that exists that would or would reasonably be expected to constitute such a breach, violation, or default with the lapse of time, giving of notice, or both. Other than any such Material Contract, there are no contracts, agreements, commitments, or undertakings pursuant to which Dermavant in-licenses or otherwise has rights under any Patent or intellectual property rights of any Third Party that are material to the Development or Commercialization of the Product.

(i)         Certain Regulatory Matters.

(i)      Dermavant currently holds or has the right to acquire all applicable approvals and authorizations from Governmental Authorities necessary for Dermavant to conduct its business in the manner in which such business is being conducted with respect to the Product, including the Development, manufacture and testing of the Product, and all such approvals and authorizations are in good standing and in full force and effect. None of Dermavant, its Controlled Affiliates, or Parent have received any written notice or any other communication from any Governmental Authority regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination, or material modification of any such approvals or authorizations.

(ii)      None of Dermavant, its Controlled Affiliates, or Parent have knowingly made any untrue statement of a material fact or fraudulent statement to any Regulatory Authority or any other Governmental Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority or other Governmental Authority, or committed an act, made a statement or failed to make a statement, that provides or would reasonably be expected to provide a basis for the FDA or other Governmental Authority to invoke the FDA’s policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any other Governmental Authority.

(iii)    Dermavant is not and has never been, Parent is not and has never been, and, to Dermavant’s knowledge and Parent’s knowledge, none of Dermavant’s Controlled Affiliates have or have ever been, (A) debarred by a Governmental Authority, (B) a party to a settlement, consent or similar agreement with a Governmental Authority regarding the Product, or (C) charged with, or convicted of, violating Applicable Law regarding the Product.

(iv)     The Product is being, and, to Dermavant’s knowledge and Parent’s knowledge, at all times has been, Developed, tested, manufactured, labeled, and stored in compliance in all material respects with all Applicable Laws, including with respect to

44

investigational use, good clinical practices, good laboratory practices, good manufacturing practices, record keeping, security, and filing of reports.

(v)     The Product has never been the subject of or subject to (as applicable) any recall, suspension, market withdrawal, seizure, warning letter, other written communication asserting lack of compliance with any Applicable Law in any material respect, or serious adverse event. No clinical trial of the Product has been suspended, put on hold or terminated prior to completion as a result of any action by any Regulatory Authority or other Governmental Authority or voluntarily. To Dermavant’s knowledge and to Parent’s knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for any of the foregoing events.

(vi)     Dermavant has, with respect to the Product and Program, made available to NovaQuest true and complete copies of all material pre-clinical and clinical data, reports and analyses, all material correspondence with the FDA, material interim analysis from ongoing trials, material tables from recently completed clinical trials where no clinical study report is available, and any other information that is material to the Development or Commercialization of the Product.

(vii)    None of Dermavant, its Controlled Affiliates, or Parent have received any adverse written notice from any Governmental Authority regarding the approvability or approval of the Product.

(j)          Subsidiaries and Investments. Dermavant does not own any stock, partnership interest, or other equity securities.

(k)        Non-Bank Rules. Dermavant is in compliance with the Non-Bank Rules; provided, that, Dermavant shall not be in breach of this representation if its number of creditors that are not Qualifying Banks in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because NovaQuest has (i) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank, (ii) failed to comply with its obligations under Section 11.7, or (iii) ceased to be a Qualifying Bank other than as a result of any change in Applicable Law after the date it became a lender under this Agreement.

7.2       NovaQuest’s Representations, Warranties and Covenants. Except as set forth in disclosure schedules attached hereto, NovaQuest represents, warrants, and covenants to Dermavant as of the Effective Date:

(a)          Organization. NovaQuest is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)         Authorization. NovaQuest has all necessary power, right, and authority to carry on its business as it is presently carried on by NovaQuest, to enter into, execute, and deliver this Agreement and perform all of the covenants, agreements, and obligations to be performed by NovaQuest hereunder. This Agreement has been duly executed and delivered by NovaQuest and constitutes NovaQuest’s valid and binding obligation, enforceable against NovaQuest in

45

accordance with its terms, subject to bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally, and equitable principles.

(c)        No Conflict. Neither the execution and delivery of this Agreement nor the performance or consummation of it or the transactions contemplated hereby will conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance under (with due notice or lapse of time or both) the terms of (i) any Applicable Law; (ii) any contract, agreement, commitment or instrument to which NovaQuest is a party or by which NovaQuest or any of its assets are bound or committed; or (iii) the applicable formation documents for NovaQuest, except, in the case of each of clauses (i) and (ii) for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations, or Liens which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on NovaQuest’s ability to perform its obligations hereunder.

(d)        No Consent. No consent, approval, license, order, authorization, registration, declaration, or filing with or of any Person is required by NovaQuest in connection with the execution and delivery by NovaQuest of this Agreement, the performance by it of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

(e)        Litigation. There is no action, suit, claim, proceeding, interference, reexamination, opposition, or investigation pending or threatened against NovaQuest or its Affiliates at law or in equity, arbitration proceeding to which NovaQuest or its Affiliates is a party, or Governmental Authority inquiry pending or, to the knowledge of NovaQuest, threatened against NovaQuest or any of its Affiliates that, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement or the Security Agreements or materially impair the ability of NovaQuest to perform its obligations hereunder.

(f)         Financial Ability. NovaQuest will have on the Closing Date sufficient funds available to pay the NovaQuest Expense-Sharing Payment at the Closing and otherwise satisfy all of its obligations in connection with this Agreement and the transactions contemplated hereby and in the Security Agreements.

7.3        Survival of Representations and Warranties. All representations and warranties of the Parties hereunder are true and correct as of the Effective Date and shall survive the execution and delivery of this Agreement for a period of [***] following the Closing Date.

7.4        Limitation of Liability; Special, Indirect and Other Losses. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OF THEIR AFFILIATES OR ANY RESPONSIBLE PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND OR ANY LOSS OF GOODWILL, ANY LOST PROFITS (INCLUDING MULTIPLES), BUSINESS INTERRUPTION OR LOSS OF ANY CONTRACT OR OTHER BUSINESS OPPORTUNITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES AND

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REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES (IT BEING UNDERSTOOD THAT THE FOREGOING SHALL NOT LIMIT DERMAVANT’S EXPRESS PAYMENT OBLIGATIONS UNDER SECTION 4.1 HEREOF). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, DERMAVANT’S LIABILITY FOR A BREACH OF THIS AGREEMENT SHALL NOT EXCEED [***] IN THE AGGREGATE, THE MAXIMUM PAYMENT LESS ANY PAYMENTS MADE TO, OR FOR THE BENEFIT OF, NOVAQUEST. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NOVAQUEST’S LIABILITY FOR A BREACH OF THIS AGREEMENT SHALL NOT EXCEED [***]. THE LIMITATIONS OF LIABILITY AND DAMAGES SET FORTH IN THIS SECTION 7.4 WILL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE X.

7.5       Liquidated Damages.     DERMAVANT ACKNOWLEDGES THAT, WITH RESPECT TO A NON-TECHNICAL TERMINATION, NOVAQUEST’S ACTUAL DAMAGES RESULTING FROM SUCH TERMINATION ARE DIFFICULT TO ESTIMATE AND MAY BE DIFFICULT FOR NOVAQUEST TO PROVE.ACCORDINGLY, THERE MAY BE NO ADEQUATE REMEDY AT LAW TO FULLY COMPENSATE NOVAQUEST. THEREFORE, [***] SHALL BE DEEMED LIQUIDATED DAMAGES AND NOT A PENALTY. EACH PARTY ACKNOWLEDGES THAT (A) THE AMOUNT OF SUCH LIQUIDATED DAMAGES REPRESENTS A FAIR, REASONABLE, AND APPROPRIATE ESTIMATE OF NOVAQUEST’S ACTUAL DIRECT DAMAGES AND (B), PAYMENT OF SUCH AMOUNT SHALL EXTINGUISH ANY CLAIMS THAT NOVAQUEST MAY HAVE SOLELY WITH RESPECT TO A BREACH BY DERMAVANT OF SECTION 3.1.

7.6     No Other Representations or Warranties. EACH PARTY TO THIS AGREEMENT AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS, OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE VIII
COVENANTS

8.1       Dermavant Notification to NovaQuest.

(a)         Defaults, Termination and Litigation.

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(i)     Dermavant shall promptly (but no later than within [***] notify NovaQuest in writing of the commencement of (or receipt of notice of the actual or threatened commencement of) any material dispute, claim, suit, litigation, injunction, or arbitration proceeding related to: (a) the Product or either Indication, or (b) Material Contracts to which Dermavant or a Controlled Affiliate is a party relating to the Product, including those disputes, claims, suits, litigation, or arbitration proceedings alleging a Third Party’s infringement or misappropriation of any of the Patents Covering the Product or Product IP Rights owned or licensed by a Responsible Party and those alleging a Responsible Party’s (or any of their respective Affiliates’, Licensees’, or sublicensees’) infringement or misappropriation of a Third Party’s intellectual property in the Development or Commercialization of the Product. Each such notification shall contain a reasonable summary of the event described therein. At the request of NovaQuest, Dermavant shall promptly discuss with NovaQuest the applicable matter.

(b)         Intellectual Property Updates.

(i)       Promptly after receipt by a Responsible Party of any notice with respect to any Governmental Authority taking final patent office action that cannot be appealed as part of the patent prosecution process under relevant patent office procedures relating to the status or validity, or change thereto, of any Patents Covering the Product, Dermavant shall provide a copy of such notice to NovaQuest.

(ii)      Dermavant shall also keep NovaQuest informed on an annual basis with regard to material developments in the status of the Patents Covering the Product (i.e., pending, granted or abandoned/expired, other than any unpublished filings).

8.2        No Disposition of Rights. Without NovaQuest’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, Dermavant shall not (and Dermavant shall ensure that a Responsible Party, other than a Licensee that has rights to Develop or Commercialize the Product only pursuant to a Solely Ex-U.S. License Agreement, does not) effect a Change of Control, or encumber, sell, assign, transfer, license, sublicense, deliver, or otherwise dispose of all or any of Dermavant’s right, title, or interest in or to any Product Assets. Notwithstanding the foregoing, Dermavant may, without NovaQuest’s consent, (a) enter into a License Agreement with a Qualified Party or Qualified Party Subsidiary but only if the Licensee agrees to (i) comply with its obligations hereunder as a Responsible Party and (ii) not assign or sublicense its rights to any Third Party that is not also a Qualified Party or Qualified Party Subsidiary, (b) enter into a [***], (c) grant a license or sublicense or otherwise transfer rights purchased under the APA, provided that such license, sublicense or other transfer (i) is to [***] and (ii) would not reasonably be expected to result in a Material Adverse Effect; ~~and~~ (d) sell, transfer or otherwise dispose of inventory of the Product in the ordinary course of business or other Product Assets that Dermavant reasonably believes are no longer necessary or useful in the Development or Commercialization of the Product (such as obsolete equipment) in the ordinary course of

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business, [***], (e) [***], (f) incur Senior Secured Debt and encumber its assets (including the Product Assets) to secure such Senior Secured Debt, and (g) enter into the Revenue Interest Purchase and Sale Agreement and perform its obligations thereunder. After the execution of any License Agreement [***] Dermavant shall provide NovaQuest with a true and complete copy of such agreement within [***] following the execution thereof, provided that Dermavant shall be permitted to redact confidential terms, such as economic terms. If any such [***] License Agreement is amended, then Dermavant shall provide NovaQuest with copy of such amendment within [***] following the execution thereof. Additionally, Dermavant [***] may, without NovaQuest’s consent, encumber the Product Assets, including pursuant to one or more debt financings ~~but only if:~~; provided that, (A) the aggregate secured indebtedness for borrowed money of Dermavant that is pari passu with the obligations to NovaQuest secured by the Security Agreements does not exceed [***] prior to Marketing Approval in the United States or [***] after such Marketing Approval (in each case, exclusive of Dermavant’s obligations to NovaQuest hereunder); (B) such debt ranks pari passu, or is subordinated, to Dermavant’s obligations to NovaQuest hereunder; and (C) the lender(s) in such debt financing(s) enter into an intercreditor agreement with NovaQuest on customary terms and conditions that are reasonably acceptable to NovaQuest. In connection with the incurrence of any Senior Secured Debt, NovaQuest (upon request of Dermavant) shall enter into an intercreditor agreement with the lenders or financing sources under such Senior Secured Debt (or the agent to such lenders) on terms consistent with the definition of “Senior Secured Debt”.

8.3        Dermavant’s IP Obligations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Dermavant shall (and shall cause each Responsible Party to) use Commercially Reasonable Efforts, taking into account CRE Considerations, to:

(a)         prosecute and maintain in full force and effect all Patents Covering the Product owned or controlled by it on or after the Effective Date;

(b)         maintain, keep in full force and effect and seek available patent term extensions for any such Patents Covering the Product;

(c)        defend any challenge to the validity, patentability, enforceability, and/or non-infringement of any of the Patents Covering the Product or any opposition to any of the Patents Covering the Product in any court, administrative agency, or other forum;

(d)        in the event a Third Party is infringing the Patents Covering the Product, cause such infringement to cease, including by initiating legal proceedings against any Third Party infringer; and

(e)            maintain all material Product Know-How in confidence.

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8.4        Additional Covenants and Agreements of Dermavant.

(a)       Compliance with Law. With respect to the performance of this Agreement and the activities contemplated by this Agreement, except as would not reasonably be expected to give rise to a Material Adverse Effect, Dermavant shall comply, and shall cause each Responsible Party to comply with all Applicable Laws.

(b)       Material Contracts. Dermavant shall comply with all material terms and conditions of, and fulfill all of its obligations under, all of the Material Contracts to which Dermavant or a Controlled Affiliate is a party, except for such noncompliance that could not reasonably be expected to give rise to a Material Adverse Effect. Dermavant shall enforce against the other party(ies) to each Material Contract to which Dermavant or a Controlled Affiliate is a party all material terms and conditions thereunder, except where the failure of the other party(ies) to perform would not reasonably be expected to give rise to a Material Adverse Effect. Dermavant shall not amend any Material Contract in any material respect or issue any waivers or consents or other approvals under any Material Contract without the prior written consent of NovaQuest (not to be unreasonably withheld or delayed), except where such amendment, waiver, or consent would not reasonably be expected to give rise to a Material Adverse Effect.

~~(c)~~ Competing Product~~. If, at any time before the date that is~~ [***] ~~following the first commercial sale of the Product in the U.S., Dermavant (either directly or through a Responsible Party) commercializes any Competing Product, then, for so long as such product remains a Competing Product, the net sales of any such Competing Product (calculated in accordance with the definition of “Net Sales” in this Agreement) shall be deemed to be Net Sales of the Product until the earlier of: (i) the expiration of such~~ [***] ~~and (ii) the expiration of the Measurement Period.~~

(c)         [***]

8.5        Interim Covenants. Except as otherwise contemplated by this Agreement, including the consummation of the transactions contemplated under the APA, between the Effective Date and the Closing Date, unless NovaQuest shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Dermavant shall conduct its operations in a manner that will not materially impair its ability to perform its obligations under this Agreement. Except as otherwise contemplated by this Agreement or as set forth in Schedule 8.5, between the Effective Date and the Closing Date, without the prior consent of NovaQuest (which consent shall not be unreasonably withheld, conditioned or delayed), Dermavant shall not sell, transfer, license, encumber or otherwise dispose of any assets or rights purchased under the APA or any interest therein.

8.6       Non-Bank Rules. Dermavant shall ensure that it is at all times in compliance with the Non-Bank Rules; provided, that, Dermavant shall not be in breach of this covenant if its

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number of creditors that are not Qualifying Banks in respect of either the 10 Non-Bank Rule or the 20 Non-Bank Rule is exceeded solely because NovaQuest has (i) made an incorrect declaration of its status as to whether or not it is a Qualifying Bank or (ii) failed to comply with its obligations under Section 11.7 (Successors and Assigns).

8.7       Equity Commitment Letter.

(a)       Equity Commitment Letter Representations. Dermavant has delivered to NovaQuest a true, correct and complete copy of the Equity Commitment Letter, which provides that NovaQuest is a third-party beneficiary thereof entitled to specific performance in accordance with its terms. The Equity Commitment Letter is a legal, valid and binding obligation of Parent and Dermavant Parent, except as enforceability may be limited by applicable Bankruptcy Laws and principles of equity. As of the Second Amendment Effective Date, the Equity Commitment Letter has not been amended, restated, supplemented or otherwise modified, or compliance with any of the terms thereof waived, and no such amendment, restatement, supplement, modification or waiver is contemplated. As of the Second Amendment Effective Date, neither Dermavant nor Dermavant Parent has any knowledge of any event that has occurred which (with or without notice or lapse of time, or both) would reasonably be expected to constitute a default or breach or a failure to satisfy a condition on the part of any party under the Equity Commitment Letter.  Neither Dermavant nor Dermavant Parent has any reason to believe that any of Dermavant, Parent, or Dermavant Parent will be unable to satisfy on a timely basis any term or condition of the funding of the equity financings set forth in the Equity Commitment Letter (the “Equity Financings”). As of the Second Amendment Effective Date, there are no conditions or other contingencies related to funding of the full amount of the Equity Financings other than those expressly set forth in the Equity Commitment Letter delivered to NovaQuest prior to the execution and delivery of the Second Amendment. There are not, and there are not contemplated to be, any side letters or other contracts or arrangements related to the Equity Financings that could reasonably be expected to adversely affect the timing, conditionality or availability of the funding of the Equity Financings, other than as expressly contained in the Equity Commitment Letter delivered to the NovaQuest prior to the execution and delivery of the Second Amendment.

(b)         Amendments and Waivers. Neither Dermavant nor Dermavant Parent shall amend or consent to any waiver of any provision of the Equity Commitment Letter without the prior written consent of NovaQuest (such consent not to be unreasonably withheld, conditioned or delayed); provided that in no event shall any such amendment or waiver (i) release or relieve (or have the effect of releasing or relieving) Parent from its equity commitments thereunder or reduce the aggregate amount of such equity commitments, (ii) postpone or delay (or have the effect of postponing or delaying) any required funding date thereunder by more than [***] , (iii) impose new or additional conditions or expand, amend or modify any of the conditions to the receipt of the Equity Financings described in the Equity Commitment Letter, in each case of this clause (b)(iii), that would reasonably be expected to prevent, delay or impede the funding of the Equity Financings or, except as permitted by clause (b)(ii) above, make the timely funding of the Equity Financings less likely to occur, (iv) adversely impact the ability of Dermavant Parent or Dermavant to enforce its rights against any party to the Equity Commitment Letter pursuant to the terms of the Equity Commitment Letter or (v) modify in any respect the

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third party beneficiary and specific performance rights of NovaQuest under the Equity Commitment Letter.

(c)        Dermavant and Dermavant Parent shall deliver to NovaQuest correct and complete copies of any amendment, waiver or modification to the Equity Commitment Letter as promptly as practicable, and in any event within two Business Days, following the execution thereof. Dermavant and Dermavant Parent shall give NovaQuest prompt written notice (i) of any breach or default (or any event, fact or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a breach or default) by any party to the Equity Commitment Letter or definitive document with respect thereto, in each case, of which Dermavant or Dermavant Parent becomes aware, (ii) if and when Dermavant or Dermavant Parent becomes aware that any portion of the Equity Financings contemplated by the Equity Commitment Letter may not be available on the terms and conditions contemplated by the Equity Commitment Letter, (iii) of the receipt by Dermavant, Parent, Dermavant Parent or any of their respective Affiliates of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to the Equity Commitment Letter or definitive document with respect thereto or (2) material dispute or disagreement between any of Dermavant, Parent, and Dermavant Parent with respect to Parent’s or Dermavant Parent’s obligation to fund the Equity Financings pursuant to the Equity Commitment Letter or any definitive document with respect thereto, (IV) if for any reason Dermavant believes in good faith that it will not be able to obtain any portion of the Equity Financings on the terms, in the manner and from Parent or Dermavant Parent contemplated by the Equity Commitment Letter or any definitive documents with respect thereto and (V) of any expiration or termination of the Equity Commitment Letter or any definitive document with respect thereto.

(d)         Each of Dermavant and Dermavant Parent agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent and Dermavant Parent in doing, all things necessary, proper or advisable to arrange and obtain the Equity Financings when the proceeds thereof shall be required to fund the operations of Dermavant on the terms and conditions described in the Equity Commitment Letter as in effect of the Second Amendment Effective Date (as may be amended in accordance with the terms of Section 8.7(b) above), including enforcement of its rights under the Equity Commitment Letter. Dermavant Parent agrees to contribute any net cash proceeds of the Equity Financings to Dermavant as needed to fund Dermavant’s operations; provided that Dermavant Parent may retain cash proceeds needed to fund the operations of Dermavant Parent and its other subsidiaries; provided, further, that Dermavant Parent and Dermavant shall not, and shall not permit their respective Subsidiaries to, use such net cash proceeds to fund acquisitions (including by in-license) of new products or to develop or commercialize assets other than assets relating to the Product.

(e)           [***]

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[***]

ARTICLE IX

TERM AND TERMINATION

9.1      Term of Agreement. This Agreement shall commence as of the Effective Date and shall continue until there are no payment obligations under ARTICLE III (Development and Commercialization) and ARTICLE IV (Dermavant’s Payments) (the “Term”), provided, that, in no event shall the Term exceed [***] ~~Notwithstanding the foregoing, in~~In the event that ~~the Closing does not occur on or before the date that is~~ [***] ~~following the Effective Date, either Party may terminate this Agreement by providing written notice to the other (an “Early Termination”).~~Dermavant shall have made PV Payments in accordance with Section 4.1(a)(iii) (Quarterly Interest Payments) in respect of all remaining Psoriasis Milestone Payments then outstanding, this Agreement will terminate on the date such PV Payments are made. Notwithstanding anything herein to the contrary, upon the termination or expiration of the Equity Commitment Letter in accordance with its terms, this Agreement shall terminate solely as to Dermavant Parent, and Dermavant Parent shall cease to be a party hereto and shall, as of the effective date of such termination or expiration, have no future rights or obligations hereunder.

9.2        Survival. Notwithstanding anything to the contrary contained in this Agreement, [***] and all payment obligations that have accrued as of the date of termination shall survive the termination of this Agreement for any reason~~; provided, however, that in the event of an Early Termination, no provisions of this Agreement shall survive~~.

ARTICLE X

INDEMNIFICATION

10.1      General Obligations.

(a)        By Dermavant. Dermavant hereby agrees to indemnify, defend, hold harmless, and reimburse NovaQuest and its Affiliates and their respective managers, directors, officers, employees, agents, and its and their respective successors, heirs, and assigns (the “NovaQuest Indemnitees”) from and against any losses, costs, claims, damages, Liabilities, or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Losses”) actually incurred by NovaQuest Indemnitees arising out of claims, suits,

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actions, or demands, in each case brought by a Third Party, or settlements or judgments arising therefrom (including personal injury, products liability, and intellectual property infringement or misappropriation claims) (each a “Third Party Claim”) as a result or arising out of:

(i)       a Responsible Party’s, or its or their respective agent’s or contractor’s Development, promotion, marketing, handling, manufacture, packaging, labeling, storage, distribution, pricing, reimbursement, transport, use, sale, or other disposition of the Product;

(ii)      any material breach by Dermavant of a representation or warranty of Dermavant contained in this Agreement;

(iii)     any breach by Dermavant in any material respect of any covenant, agreement, or obligation of Dermavant contained in this Agreement; or

(iv)      a Responsible Party’s failure to comply with Applicable Law.

Dermavant’s obligations pursuant to this ARTICLE X (Indemnification) shall not apply to the extent such Third Party Claims result from negligence or willful misconduct by any of the NovaQuest Indemnitees or the breach of the terms and conditions of this Agreement by any of the NovaQuest Indemnitees, including the representations and warranties made by NovaQuest in this Agreement.

(b)       By NovaQuest. NovaQuest hereby agrees to indemnify, defend, hold harmless, and reimburse Dermavant and its Affiliates and their respective managers, directors, officers, employees, agents, and their respective successors, heirs, and assigns (the “Dermavant Indemnitees”) from and against any Losses actually incurred by Dermavant Indemnitees arising out of a Third Party Claim as a result or arising out of:

(i)        any material breach by NovaQuest of a representation or warranty of NovaQuest contained in this Agreement

(ii)       any breach in any material respect by NovaQuest of any covenant, agreement, or obligation of NovaQuest contained in this Agreement; or

(iii)      violation by NovaQuest of any Applicable Laws applicable to the performance of NovaQuest’s obligations under this Agreement.

NovaQuest’s obligations pursuant to this ARTICLE X (Indemnification) shall not apply to the extent such Third Party Claims result from negligence or willful misconduct by any of the Dermavant Indemnitees or the breach of the terms and conditions of this Agreement by any of the Dermavant Indemnitees, including the representations and warranties made by Dermavant in this Agreement.

10.2      Procedures.

(a)        Notice. A Party seeking indemnification (the “Indemnified Party”) under Section 10.1 (General Obligations) shall give prompt written notice to the other Party (the “Indemnifying Party”) of the assertion of any claim in respect of which indemnity may be

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sought hereunder. Such notice shall include a description of the claim and the nature and amount of the applicable Loss, to the extent known at such time. The failure of an Indemnified Party to notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party’s failure to give such notice. The Indemnified Party shall provide the Indemnifying Party with copies of all papers and official documents received in connection with any Third Party Claims for which indemnity is sought hereunder and such other information with respect thereto as the Indemnifying Party may reasonably request. The Parties shall keep each other informed of any facts or circumstances that may be of material relevance in connection with the Loss for which indemnification is sought.

(b)         In General. The Indemnifying Party may assume the defense of any Third Party Claim for which indemnity is sought hereunder by giving written notice thereof to the Indemnified Party within [***] after the Indemnifying Party’s receipt of a notice provided pursuant to Section 10.2(a) (Notice). Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 10.2(c) (Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense, or settlement of the Third Party Claim.

(c)         Right to Participate in Defense. Without limiting Section 10.2(b) (General), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose. However, such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing; (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.2(b) (In General) (in which case the Indemnified Party shall control the defense); or (iii) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Laws, ethical rules, or equitable principles.

(d)         Settlement. With respect to any Third Party Claim, the Indemnifying Party shall have the sole right to consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, deems appropriate so long as such judgment or settlement (i) does not involve any relief other than the payment of monetary damages, which shall be paid in full by the Indemnifying Party; (ii) does not involve any finding or admission of any violation of Applicable Law by the Indemnified Party or any violation of the rights of any Person by the Indemnified Party; and (iii) includes, as an unconditional term thereof, the giving by the applicable Third Party of a full and unconditional release of the Indemnified Party from all liability with respect to the matters that

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are subject to such Third Party Claim. Except as set forth in this Section 10.2(d) (Settlement), the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party.

(e)        Cooperation. Regardless of whether the Indemnifying Party chooses to defend any Third Party Claim in respect of which indemnity is sought hereunder, the Indemnified Party shall, and shall cause each of its indemnitees to, cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(f)          Breach by the Indemnifying Party of its Obligations. If the Indemnifying Party denies or fails to timely admit its obligation under this ARTICLE X (Indemnification) regarding a Third Party Claim or fails to assume and diligently conduct the defense of any such Third Party Claim or indemnify and hold harmless the Indemnified Party with respect to any Losses arising out of such Third Party Claim throughout the period that such claim exists, then its right to defend that Third Party Claim shall terminate and the Indemnified Party may assume the defense of, and settle, such claim with counsel of its own choice and on such terms as it deems appropriate, without any obligation to obtain the consent of the Indemnifying Party. Additionally, the Indemnifying Party will be obligated to indemnify and hold harmless the Indemnified Party for such defense and settlement if the Indemnifying Party is determined to have breached its obligations under this ARTICLE X (Indemnification) with regard to such Third Party Claim and the Third Party Claim is subject to the indemnification provisions of this ARTICLE X (Indemnification).

10.3      Limitations. Off-set Insurance Proceeds. No Party shall be entitled to recover under this ARTICLE X (Indemnification) for any Third Party Claim to the extent such Third Party Claim is actually recovered by such Party under any applicable insurance policies or other collateral sources. If there is a recovery by a Party under any insurance policy or from any other collateral source subsequent to its indemnification by the Indemnifying Party, then such Party shall promptly pay over the amount of such recovery to the Indemnifying Party (but no more than the amount that the Party received from the Indemnifying Party for such Third Party Claim).

10.4     No Implied Representations. The Parties acknowledge and agree that, other than the representations and warranties of the parties specifically contained in this Agreement, there are no representations or warranties of Dermavant, NovaQuest or any other Person either expressed or implied with respect to the Product, ~~Net Sales,~~ Product Assets or the transactions contemplated by this Agreement and that the parties do not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in this Agreement.

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10.5      Limitations; Refund of Taxes. If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this ARTICLE X (including by the payment of additional amounts pursuant to Section 4.4 and a recalculation of interest rate pursuant to Section 4.6), it shall pay to the Indemnifying Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Indemnified Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Indemnifying Party, upon the request of such Indemnified Party, shall repay to such Indemnified Party the amount paid over pursuant to this Section 10.5 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.5, in no event will the Indemnified Party be required to pay any amount to an Indemnifying Party pursuant to this Section 10.5 the payment of which would place the Indemnified Party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 10.5 shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Indemnifying Party or any other Person.

ARTICLE XI

MISCELLANEOUS

11.1      Governing Law.  This Agreement shall be governed by and construed, interpreted, and enforced in accordance with the laws of New York, as applied to agreements executed and performed entirely in New York, without giving effect to the principles of conflicts of law thereof.

11.2     WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT ENTERED INTO PURSUANT HERETO AND AGREES THAT ANY SUCH SUIT, ACTION, OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

11.3    Dispute Resolution.

(a)        Subject to Section 11.4 (Equitable Relief), prior to the initiation of any arbitration between the Parties, any dispute, controversy, or claim arising under, out of, or in connection with this Agreement, including any subsequent amendments, regarding the validity, enforceability, construction, performance, or breach hereof (a “Dispute”) shall be first addressed between the Parties’ Primary Contacts who will attempt in good faith to reach a mutually acceptable resolution to it, which attempt will include promptly meeting in-person to the extent

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practicable. If a Party believes that such discussions are not proving satisfactory, then either Party shall have the right to refer such Dispute to the Parties’ Senior Officers for attempted resolution by sending a written notice to the other Party requesting the same (the “Dispute Notice”). If either Party provides a Dispute Notice, the Senior Officer (or his or her designee that has authority to enter into a binding agreement on behalf of such Party) from each Party shall, in-person, discuss the Dispute in good faith, commencing within [***] after the delivery of the Dispute Notice and continuing until at least [***] after the delivery of the Dispute Notice. If the two Senior Officers (or their designees) have not reached a mutually acceptable resolution to the Dispute within [***] after the delivery of the Dispute Notice, then upon either Party’s written notice to the other Party (an “Arbitration Notice”), such Dispute shall be resolved exclusively and with final and binding effect by arbitration conducted under the rules (the [***]) of the [***] (the [***]), as amended from time to time, except as provided in this Section 11.3 (Dispute Resolution) (“Arbitration”).

(b)       Selection of Arbitrators. The Arbitration tribunal shall consist of three (3) arbitrators, which shall be selected as follows: (i) one (1) arbitrator shall be selected by Dermavant; (ii) one arbitrator shall be selected by NovaQuest; and (iii) one (1) arbitrator shall be selected by the two (2) foregoing arbitrators (each such arbitrator, an “Arbitrator”). No Arbitrator shall be current or former employees, officers or directors of, or consultants or advisors to, either Party. In the event that (A) either Party fails to select an Arbitrator within [***] of the Arbitration Notice or (B) the two (2) Arbitrators selected by the Parties fail to select the third Arbitrator within [***] after the selection of the first two (2) Arbitrators by the Parties, then, at the request of either Party, the [***] shall make such selection(s) on behalf of the Parties in accordance with the [***]. The third Arbitrator shall be a national of a country other than that of any of the Parties and shall serve as the chairperson of the Arbitration tribunal.

(c)      Venue and Language. The venue of the Arbitration shall be New York, New York. The Arbitration shall be conducted in the English language, and all foreign language documents shall be submitted in the original language and shall be accompanied by a translation into English.

(d)      Time Periods. Upon the written mutual agreement of both Parties, any time period specified in this Section 11.3 (Dispute Resolution) or the [***] shall be extended or accelerated according to the Parties’ written mutual agreement. The Arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration.

(e)      Costs. The costs of the Arbitration, including reasonable fees plus expenses to be paid to the Arbitrator(s) and the reasonable out-of-pocket costs (including the costs incurred for translation of the documents into English, reasonable attorneys’ and expert witness fees, and reasonable travel expenses) of the prevailing Party shall be borne by (i) the losing Party, if the Arbitrator(s) rule in favor of one Party on all disputed issues in the Arbitration and (ii) by the Parties, as allocated in writing by the Arbitrator(s) in a manner with a reasonable relationship to the outcome of the Arbitration, if the Arbitrator(s) rule in favor of one Party with respect to some

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issues and in favor of the other Party with respect to other issues and, in either case ((i) or (ii)), paid within [***] from the final decision by the Arbitrator.

(f)         Decision to be Binding. The decision by the Arbitrator shall be final and binding on the Parties, non-reviewable and non-appealable, and judgment upon any arbitral award may be entered and enforced by any court or other judicial authority of competent jurisdiction.

(g)         Confidentiality. The existence of any Dispute, any settlement negotiations, the Arbitration, and any submissions or rulings in connection therewith shall be deemed to be Confidential Information and shall be maintained in confidence by the Parties under industry standard terms or such other terms upon which the Parties agree in writing. The Arbitrator shall have the authority to impose sanctions for unauthorized disclosure of such Confidential Information.

11.4      Equitable Relief. Each of the Parties hereto acknowledges that the other Party may have no adequate remedy at law if it fails to perform any of its obligations under ARTICLE VI (Confidential Information) of this Agreement. In such event, each of the Parties agrees that the other Party shall have the right, in addition to any other rights it may have (whether at law or in equity), to pursue equitable remedies such as injunction and specific performance for the breach or threatened breach of any provision of such ARTICLE VI (Confidential Information) from any court of competent jurisdiction.

11.5      Expenses. Except as expressly set forth herein, each Party shall be responsible for and bear all of its own costs and expenses (including any legal fees, any accountants’ fees, and any brokers’, finders’, or investment banking fees or any prior commitment in respect thereof) with regard to the negotiation and consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, each Party (a “Representing Party”) represents and warrants to the other that the other Party will not be liable for any brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, the Representing Party or its Affiliates.

11.6      Relationship of the Parties.     Nothing in this Agreement is intended to be construed so as to suggest that either Party (except as expressly set forth herein) is obligated to provide, directly or indirectly, any advice, consultations, or other services to the other Party. Neither Party shall have any responsibility for the hiring, termination, or compensation of the other Party’s employees or for any employee benefits of any such employee. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without such Party’s approval.For all purposes and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. This Agreement is not a partnership agreement, and nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

11.7       Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned in whole or in part by either Party, by operation of law, or otherwise,

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without the prior written consent of the other Party; provided, however, that (a) without the prior written consent of Dermavant, NovaQuest may assign or transfer this Agreement in whole or in part to any Affiliate of NovaQuest and NovaQuest may assign, sell, pledge, contribute, or otherwise transfer its right to payment pursuant to Article IV (Dermavant’s Payments) hereof to any Person other than a competitor of Dermavant; ~~and~~ (b) [***] without the prior written consent of NovaQuest, Dermavant may assign this Agreement to Dermavant ~~Sciences Limited~~Parent or any Controlled Affiliate, provided that in the case of this clause (c), NovaQuest is not adversely affected by such assignment and provided further that unless Dermavant remains directly liable for all obligations hereunder, Dermavant and NovaQuest shall first enter into a guarantee agreement [***] pursuant to which Dermavant will guarantee the payment obligations of Dermavant ~~Sciences Limited~~Parent or the Controlled Affiliate, as the case may be. [***]. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives, and assigns. Any assignment or attempted assignment not in accordance with this Section 11.7 (Successors and Assigns) shall be null and void. For clarity, NovaQuest’s prior written consent is not required in connection with an Initial Public Offering. In no event shall any assignee of NovaQuest hereunder be entitled to any greater benefit of any payment of additional amount under Section 4.4 or any recalculation of interest under Section 4.6 than what NovaQuest would have been entitled to, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the date of such assignment.

Notwithstanding the above, (i) NovaQuest or a subsequent lender under this Agreement shall give the Swiss Borrower notice of any assignment or transfer of any rights or obligations hereunder in whole or in part (along with confirmation as to whether the assignee or transferee is a Qualifying Bank) at least [***] prior to such assignment or transfer; (ii) the Swiss Borrower may make a written objection to NovaQuest or a subsequent lender under this Agreement prior to such assignment or transfer based on the Swiss Borrower’s reasonable belief that such assignment or transfer would violate the 10 Non-Bank Rule; and (iii) if such objection is made, such assignment or transfer shall be effected only with the Swiss Borrower’s consent, not to be unreasonably withheld or delayed (it being unreasonable to withhold consent unless such assignment or transfer would violate the 10 Non-Bank Rule).

Each subsequent lender which becomes a party to this Agreement shall confirm, prior to becoming a party to this Agreement, which of the following categories it falls in: (1) not a Qualifying Bank; (2) a Qualifying Bank.

11.8       Notices.          All notices, consents, waivers, requests, and other communications hereunder shall be in writing and shall be delivered in person, sent by confirmed electronic mail,

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sent by overnight courier (e.g., Federal Express), or posted by registered or certified mail, return receipt requested, with postage prepaid, to following addresses of the Parties:

If to Dermavant:

Dermavant Sciences GmbH
Viaduktstrasse 8
4051 Basel
Switzerland
[***]

with copies to:

Roivant Sciences, Inc.
320 37th Street, 5th Floor
New York, NY 10018
[***]

Dermavant Sciences, Inc.
~~2398 E. Camelback Rd.~~3780 Kilroy Airport Way, Suite ~~1060~~250
~~Phoenix, AZ 85016~~
Long Beach, CA 90806
[***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
[***]
125 Broad Street
New York, NY 10004
[***]

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If to Dermavant Parent:

Dermavant Sciences Ltd.
3780 Kilroy Airport Way, Suite 250
Long Beach, CA 90806
[***]
with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
[***]
125 Broad Street
New York, NY 10004
[***]

If to NovaQuest:

NovaQuest Co-Investment Fund VIII, L.P.
4208 Six Forks Road, Suite 920
Raleigh, North Carolina 27609
[***]

with a copy to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
[***]

or to such other address or addresses as NovaQuest or Dermavant may from time to time designate by notice as provided herein. Any such notice shall be deemed given (a) when actually received when so delivered personally or by overnight courier; (b) if mailed, other than during a period of general discontinuance or disruption of postal service due to strike, lockout, or otherwise, on the [***] after its postmarked date thereof; or (c) if sent by facsimile transmission, on the date sent if such day is a Business Day prior to 5:00 PM Eastern time or the next following Business Day if such day is not a Business Day or is sent after 5:00 PM Eastern time.

11.9      Severability. If any provision hereof should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties. All other provisions hereof shall remain in full force and effect in such jurisdiction and shall be

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liberally construed in order to carry out the intentions of the Parties as nearly as possible. Such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction. Nothing in this Agreement shall be interpreted so as to require a Party to violate any Applicable Law.

11.10    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a waiver of the same or any other term or condition of this Agreement on any future occasion.

11.11    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) set forth all of the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties relating to the subject matter hereof and thereof and supersede and terminate all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties relating to the subject matter hereof other than as set forth in this Agreement (including the Exhibits and Schedules hereto). Any conflict or inconsistency between the main body of this Agreement, the Exhibits or Schedules and/or any other documents to be delivered pursuant hereto shall be resolved in accordance with the following order of priority: (a) main body of this Agreement; (b) Exhibits and Schedules; and (c) other documents.

11.12    Third Party Beneficiaries. Except with regard to the NovaQuest Indemnitees and the Dermavant Indemnitees under ARTICLE X (Indemnification), all rights, benefits, and remedies under this Agreement are solely intended for the benefit of the Parties (including their permitted successors and assigns), and no Third Party (except the NovaQuest Indemnitees and Dermavant Indemnitees with regard to their rights, benefits, and remedies under ARTICLE X (Indemnification) of this Agreement and except for the Parties’ permitted successors and assigns) shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or (c) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff, or counterclaim to any action or claim brought or made by the Parties (or any of their permitted successors and assigns).

11.13    Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules, or Exhibits, such reference shall be to an Article, Section, Schedule, or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless specified otherwise, all statements of, or references to, monetary amounts in this Agreement are to U.S. Dollars. Each accounting term used herein that is not specifically defined herein shall have the

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meaning given to it under GAAP, but only to the extent consistent with its usage and the other definitions in this Agreement.          Provisions that require that a Party or the Parties “agree,” “consent,” “approve,” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise. Words of any gender include the other gender, and words using the singular or plural number also include the plural or singular number, respectively. Neither Party hereto shall be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or the other. If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission shall be deemed to require to be taken on the next occurring Business Day.

11.14    Amendments. This Agreement, including any attachments or exhibits hereto, may be amended, modified, or supplemented only by a written amendment or agreement signed by an authorized officer of each of NovaQuest and Dermavant.

11.15    No Implied Licenses. Each Party acknowledges that the rights granted in this Agreement are limited to the scope expressly granted, and all other rights to each Party’s respective technologies and intellectual property rights are expressly reserved to the Party owning or controlling such technologies and intellectual property rights.

11.16    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each of the Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or via e-mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

11.17    Further Assurances. Each of the Parties hereto shall execute and deliver such additional documents, certificates, and instruments, and shall perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of all of the provisions of this Agreement and to consummate all of the transactions contemplated by this Agreement.

11.18     Remedies. The rights and remedies of the Parties under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. Unless specifically and expressly stated in this Agreement as exclusive, each remedy of the Parties specified in this Agreement, is not exclusive, and, subject to the terms of this Agreement, the Parties shall be entitled to pursue any available legal or equitable remedy for breach of this Agreement or any provision hereof.

[Signature page follows]

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